EXHIBIT 10.1

AMENDED AND RESTATED

FOUR YEAR CREDIT AGREEMENT

dated as of March 11, 2011

among

SAIC, INC.,

SCIENCE APPLICATIONS

INTERNATIONAL CORPORATION,

as Guarantor

CITIBANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

MORGAN STANLEY BANK, N.A.

THE BANK OF NOVA SCOTIA

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

The Lenders Party Hereto

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Bookrunners and Lead Arrangers

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-ii-

-iii-

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EXHIBITS:

Exhibit A	– Form of Request for Extension of Credit
Exhibit B	– Form of Compliance Certificate
Exhibit C	– Form of Note
Exhibit D	– [Reserved]
Exhibit E	– Form of Letter of Credit Request
Exhibit F	– Form of Notice of Letter of Credit Withdrawal
Exhibit G	– Form of Notice of Assignment and Acceptance
Exhibit H-1	– Form of Opinion of Counsel
Exhibit H-2	– Form of Opinion of Counsel (Foreign Borrower)
Exhibit I	– Form of Notice of Participation
Exhibit J	– Form of Foreign Borrower Joinder Agreement
Exhibit K	– Form of Company Guaranty

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SCHEDULES

Schedule 2.01	– Commitments
Schedule 5.05	– Litigation
Schedule 5.06	– Defaults
Schedule 5.11	– Subsidiaries
Schedule 11.02	– Lending Offices and Notice Addresses

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AMENDED AND RESTATED

FOUR YEAR CREDIT AGREEMENT

This FOUR YEAR CREDIT AGREEMENT dated as of June 6, 2006, and amended and restated as of March 11, 2011, is entered into by and among SAIC, INC., a Delaware corporation (the “Company”), SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation (the “Guarantor”), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement (collectively, the “Lenders” and individually, a “Lender”) and Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and Morgan Stanley Bank, N.A., The Bank of Nova Scotia and Wells Fargo Bank, National Association, as Co-Documentation Agents.

PRELIMINARY STATEMENTS:

The Guarantor, the lenders parties thereto and Citicorp USA, Inc., as agent, are parties to that certain Five Year Credit Agreement dated as of June 6, 2006 (as amended prior to the date hereof, the “Existing Credit Agreement”), as to which the Company guaranteed the obligations of the Guarantor. Subject to the satisfaction of the conditions set forth in Section 4.01, the Company, the Guarantor, the Lenders party hereto and Citibank, N.A., as Administrative Agent, desire to amend and restate the Existing Credit Agreement as herein set forth and in connection with such amendment and restatement, to appoint Citibank, N.A. as successor administrative agent to Citicorp USA, Inc.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms.

As used in this Agreement, the following terms will have the following meanings, unless the context otherwise requires:

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 11.02, or such other address or account for all or any type of Loans, as the Administrative Agent hereafter may designate by written notice to the Credit Parties and the Lenders.

“Administrative Agent-Related Persons” means the Administrative Agent (including any successor agent), together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Affiliate” means, as to any Person, any other Person which, directly, or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly through one or more intermediaries, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. In no event shall any Lender be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.

“Agent’s Group” has the meaning specified in Section 9.02(b).

“Aggregate [Basket] Debt” means the sum of the following, calculated as of the date of determination in accordance with GAAP:

(1) the aggregate amount of such Person’s Indebtedness incurred after the Effective Date and secured by Liens not permitted under Section 7.01(a), and

(2) the aggregate amount of such Person’s Attributable Liens in respect of sale and lease-back transactions entered into after the Effective Date pursuant to Section 7.02(b).

“Agreement” means this Amended and Restated Four Year Credit Agreement, as amended, supplemented, modified, restated or extended from time to time in accordance with the terms hereof.

“Applicable Amount” means, for any Pricing Period (a) with respect to any Dollar LIBOR Loan or any Foreign Currency Loan, the per annum amount set forth below opposite the Pricing Level in effect from time to time (it being understood that the Applicable Amount for any Dollar LIBOR Loan or Foreign Currency Loan may vary during an Interest Period if there is a change in Pricing Level at any time during such Interest Period due to a change in the Pricing Rating); (b) with respect to any Base Rate Loan, the per annum amount set forth below opposite the Pricing Level in effect from time to time; and (c) with respect to the Facility Fee, the per annum amount set forth below under “Facility Fee Rate” opposite the Pricing Level in effect from time to time; in each case in basis points per annum:

Pricing Level	Applicable Margin IBOR Loans	Applicable Margin Base Rate Loans	Facility Fee Rate

1	90.0	00.0	10.0
2	100.0	00.0	12.5
3	120.0	20.0	17.5

4	130.0	30.0	20.0
5	150.0	50.0	25.0

“Pricing Level” means, as of any date, the pricing level set forth below opposite the applicable Pricing Rating as in effect as of the first day of the Pricing Period in which such date occurs;

Pricing Level		Pricing Rating
		S&P	Moody’s

1	EQUAL TO OR GREATER THAN	A+	A1
2	EQUAL TO	A	A2
3	EQUAL TO	A-	A3
4	EQUAL TO	BBB+	Baa1
5	EQUAL TO OR LESS THAN	BBB	Baa2

provided, however, that if there is no Pricing Rating, the Applicable Amount set forth opposite Pricing Level 5 shall apply.

“Pricing Level Change Date” means the date of the public announcement of the change in such Pricing Rating.

“Pricing Period” means (a) the period commencing on the Closing Date and ending on the first Pricing Level Change Date to occur thereafter and (b) each subsequent period commencing on each Pricing Level Change Date and ending the day prior to the next Pricing Level Change Date.

“Pricing Rating” means, as of any date of determination, the rating, if any, of the senior unsecured debt of the Company, as determined by either Standard & Poor’s Services, a Standard & Poor’s Financial Services LLC business (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); provided, that if the senior unsecured debt of the Company is rated by both of such rating agencies, then the more creditworthy of such credit ratings shall apply unless there is a split rating of two grades or more, in which case the rating one grade above the lower rating shall apply.

“Applicable Taxes” means any and all present or future taxes (including documentary taxes), levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and any penalties, interest or other liabilities with respect thereto, imposed by a Governmental Authority on or with respect to any payment made by any Credit Party under to any Loan Document, including any liabilities imposed on amounts paid by any Credit Party to indemnify or reimburse any Person for such amounts, excluding Lender Taxes.

“Assuming Lender” has the meaning specified in Section 2.12.

“Assumption Agreement” has the meaning specified in Section 2.12.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Attributable Liens” means, in connection with a sale and lease-back transaction, the lesser of:

(1) the fair market value of the assets subject to such transaction (as determined in good faith by the Board of Directors of the Company); and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all Outstanding Securities (as defined in the Indenture) of each series issued under the Indenture determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Availability Period” means, with respect to any Lender, the period commencing on the Closing Date and ending, subject to Article VIII, on the day before the Maturity Date applicable to such Lender.

“Base Rate” means the highest of: (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest publicly announced from time to time by Citibank, N.A. as its base rate, which shall not necessarily be its lowest or best rate charged to any of its customers or (c) the Dollar LIBOR in effect for such day for a one month interest period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day), calculated in the manner provided in the definition of “Dollar LIBOR” plus 1.00%.

“Base Rate Loan” means a Dollar Loan made hereunder from any Lender’s Domestic Lending Office that bears interest at the Base Rate.

“Borrower” means, in respect of any Dollar Loan, the Company and, in respect of any Foreign Currency Loan, the Company or the Foreign Borrower borrowing such Foreign Currency Loan under this Agreement.

“Borrower Obligations” has the meaning specified in Section 10.01.

“Borrowing” and “Borrow” each mean, a borrowing hereunder consisting of Loans of the same type made on the same day and, other than in the case of Base Rate Loans, having the same Interest Period.

“British Pounds Sterling” means lawful money of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close,

provided that when used in connection with any Borrowing, Continuation, Conversion to or from, prepayment, assignment, participation or determination of any interest rate, margin, fee, Interest Period or interest or principal payment date or similar determination in respect of any (a) Dollar LIBOR Loan or Foreign Currency Loan in British Pounds Sterling, “Business Day” shall exclude any such day on which commercial banks are not open for dealings in deposits in the London interbank market, (b) Foreign Currency Loan in Euros, “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payment in Euro and (c) Foreign Currency Loan in any other Foreign Currency, “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such Foreign Currency in the Principal Financial Center for such Foreign Currency.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law (provided that if such guideline, request or directive does not have the force of law, compliance therewith is customary for banks regulated in a manner similar to such Lender), rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of such Lender or of any corporation controlling such Lender.

“Capital Lease” has the meaning specified in the definition of Capital Lease Obligations.

“Capital Lease Obligations” means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).

“Cash Collateral” has the meaning specified in the definition of Cash Collateralize.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars (“Cash Collateral”), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks (and “Cash Collateralization” has a corresponding meaning).

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of a Lender.

“Closing Date” means March 11, 2011.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commitment” means, for each Lender, the amount set forth as such opposite such Lender’s name on Schedule 2.01 under Commitment, as such amount may be reduced pursuant to the terms of this Agreement or increased pursuant to Section 2.12 (collectively, the combined “Commitments”).

“Commitment Increase” has the meaning specified in Section 2.12.

“Company” means SAIC, Inc., a Delaware corporation, and its successors as contemplated by this Agreement.

“Company Guaranty” means the guaranty in the form attached as Exhibit K to be executed by the Company in connection with a Foreign Borrower Joinder Agreement under Section 4.03(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer.

“Consenting Lender” has the meaning specified in Section 2.13(b).

“Consolidated Funded Debt” means, for any period, for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, an amount equal to all Indebtedness of the Company and its consolidated Subsidiaries as of the last day of such period, provided that obligations of the type described in clause (e) of the definition of “Indebtedness” shall be excluded to the extent that such obligations do not exceed $50,000,000.

“Consolidated Net Worth” means, as of any date of determination and with respect to any Person, the stockholders’ equity as reflected on the most recent consolidated balance sheet available to the Company and its subsidiaries on a consolidated basis prepared in accordance with GAAP.

“Continuation” and “Continue” each mean, with respect to any Loan other than a Base Rate Loan, the continuation of such Loan as the same type of Loan in the same principal amount, but with a new Interest Period and an interest rate determined as of the first day of such new Interest Period. Continuations must occur on the last day of the Interest Period for such Loan.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Conversion” and “Convert” each mean, with respect to any Loan, the conversion of one type of Loan into another type of Loan. With respect to Loans other than Base Rate Loans, Conversions other than Conversion upon a Default or Event of Default must occur on the last day of the Interest Period for such Loan.

“Credit Date” means (i) with respect to any Loan, the Business Day set forth in the relevant Request for Extension of Credit as the date upon which the applicable Borrower desires to borrow such Loan, and (ii) with respect to any Letter of Credit, the Business day set forth in the relevant LC Request as the date upon which the Company desires the applicable Issuing Bank to issue such Letter of Credit.

“Credit Parties” means, collectively, the Company, the Guarantor and the Foreign Borrowers.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means an interest rate equal to the underlying interest rate applicable to such type of Loan plus the Applicable Amount, if any, otherwise applicable plus 2%, to the fullest extent permitted by any Requirement of Law.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, unless such Lender has notified the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) has failed, within three Business Days after request by the Administrative Agent in good faith, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Dollar Letter of Credit” means a Dollar-denominated letter of credit of an Issuing Bank issued pursuant to this Agreement or issued pursuant to any other arrangement and incorporated as a “Letter of Credit” under this Agreement pursuant to Section 2.11(b).

“Dollar LIBOR” has the meaning specified in the definition of “IBOR.”

“Dollar LIBOR Loan” means a Loan made hereunder to the Company that bears interest at a rate determined by reference to Dollar LIBOR.

“Dollar Loan” means a revolving Loan made to the Company by any Lender in accordance with its Pro Rata Share under that Lender’s Commitment pursuant to Section 2.01(a), and includes Dollar LIBOR Loans and Base Rate Loans. All Dollar Loans will be made in Dollars.

“Dollars” and the sign “$” each mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to each Lender, its office, branch or affiliate specified as its domestic lending office by notice to the Administrative Agent.

“EBITDA” means, for any period, for any Person, an amount equal to the Net Income of such Person and its consolidated subsidiaries for that period, plus (without duplication and to the extent incorporated in the calculation of Net Income) (a) Interest Expense of such Person and its consolidated subsidiaries for that period, plus (b) the aggregate amount of consolidated federal and state taxes on or measured by income of such Person and its consolidated subsidiaries for that period (whether or not payable during that period), plus (c) consolidated depreciation, amortization and all other non-cash items (including non-cash compensation and impairment charges) of such Person and its consolidated subsidiaries for that period, plus (d) costs, fees and expenses in connection with acquisitions, equity issuances and debt issuances that are otherwise not capitalized in an amount not to exceed $7,500,000 in the aggregate, minus (e) any gains attributable to the sale of assets outside the Ordinary Course of Business, plus (f) any losses attributable to the sale of assets outside the Ordinary Course of Business, plus (g) an amount of up to $42,500,000 paid as dividends in respect of vesting shares, and minus (h) any items of income or loss in respect of (1) equity in the income or loss of unconsolidated affiliates or (2) minority interests in the income or loss of consolidated subsidiaries, in each case as determined in accordance with GAAP; it being understood that any items of loss or expense would be added to, and any items of gain or income would be deducted from Net Income for the purpose of determining EBITDA under this paragraph.

“Effective Date” means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by the Lenders and the Administrative Agent.

“Eligible Assignee” means (i) a financial institution organized under the laws of the United States, or any state thereof, and having total assets of at least $1,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets of at least $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States; (iii) a Person that is primarily engaged in the business of commercial banking and that is (a) a Subsidiary of a Lender, (b) a Subsidiary of a Person of which a Lender is a Subsidiary, or (c) a Person of which a Lender is a Subsidiary; (iv) a CLO, or (v) another Lender. For the purposes of determining if a proposed assignee meets the foregoing requirements, each party hereto shall be entitled to rely on a certificate from such proposed assignee certifying that it meets such requirements unless such party has reason to believe that such certification is inaccurate.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), Property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Company or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state or local laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, binding agreements, licenses, authorizations and permits issued, promulgated or entered into by any Governmental Authority, in each case relating to environmental, health, safety and land use matters (excluding matters relating to zoning and building permits); including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“Equivalent Amount” means at any time of determination, with respect to any amount in any currency denominated in a Foreign Currency, the net amount of Dollars into which such amount of Foreign Currency would be converted at such time at applicable exchange rates, as determined by the Administrative Agent, which determination will be final in the absence of manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of a Credit Party or under common control with a Credit Party within the meaning of Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of a Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by a Credit Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to each Lender, its office, branch or affiliate specified as its Eurocurrency lending office by notice to the Administrative Agent.

“Euromarket Funded” means, with respect to a Loan, that such Loan shall bear interest by reference to Dollar LIBOR or London IBOR plus the Applicable Amount, and that such Loan shall be made from the relevant Eurocurrency Lending Office of the Lender making such Loan.

“Event of Default” has the meaning provided in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extension Date” has the meaning specified in Section 2.13(b).

“Extension of Credit” means the Borrowing of any Loans or the Issuance of any Letter of Credit (collectively, the “Extensions of Credit”).

“Facility Fee” means the fee payable by the Company to the Administrative Agent pursuant to Section 2.07(a).

“FATCA” means Sections 1471 though 1474 of the Code or any amended or successor version that is substantially comparable and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day of determination (or if such day of determination is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transaction received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the U.S. Board of Governors of the Federal Reserve System, or any successor thereto.

“Fiscal Quarter” means, as applicable, the fiscal quarter of the Company and its Subsidiaries as reflected in the consolidated financial statements of the Company.

“Fiscal Year” means, as applicable, the fiscal year of the Company and its Subsidiaries as reflected in the consolidated financial statements of the Company.

“Foreign Borrower” means any Person that becomes a Foreign Borrower hereunder in accordance with Section 2.01(d), but only to the extent Foreign Borrower Obligations of such Person are outstanding.

“Foreign Borrower Joinder Agreement” means an agreement in the form attached as Exhibit J to be executed by a Foreign Borrower under Section 4.03(a).

“Foreign Borrower Obligations” means all Obligations of Foreign Borrowers.

“Foreign Currency” means British Pounds Sterling and Euro or such other currency as agreed to by the Administrative Agent and all Lenders. Each currency must be one (a) that is readily available to the Lenders and freely transferable and convertible into Dollars and (b) in which deposits are generally available to the Lenders in the London interbank market unless, in the case of a Loan made in a Foreign Currency, such Loan is Locally Funded.

“Foreign Currency Letter of Credit” means a letter of credit of an Issuing Bank denominated in a Foreign Currency and issued pursuant to this Agreement or issued pursuant to any other arrangement and incorporated as a “Letter of Credit” under this Agreement pursuant to Section 2.11(b).

“Foreign Currency Limit” means, at any time, the lesser of (a) $300,000,000 and (b) 100% of the combined Commitments in effect at such time.

“Foreign Currency Loan” means a revolving Loan made hereunder to the Company or a Foreign Borrower in a Foreign Currency and bearing interest at IBOR for such Foreign Currency.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the aggregate outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America set forth from time to time in the opinions and pronouncements of the U.S. Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the U.S. Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental agency, central bank or comparable authority, authority, board, bureau, commission, department or instrumentality, or (c) any court or administrative tribunal.

“Guarantied Parties” means the Administrative Agent, the Issuing Banks and the Lenders.

“Guarantor” means Science Applications International Corporation, a Delaware corporation, and its successors as contemplated by this Agreement.

“Guaranty” means the guaranty of the Guarantor set forth in Article X.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Hedging Agreement; provided further that no contingent purchase price, earn-out, royalty or similar payment obligation relating to any acquisition or divestiture of a Person by the Company or its Subsidiaries or contract for intellectual property or other goods and services supplied or received by the Company or its Subsidiaries shall be a Hedging Agreement.

“IBOR” shall mean, with respect to any Interest Period for a Dollar LIBOR Loan or Foreign Currency Loan, the rate per annum determined by the Administrative Agent as follows:

(a) in the case of a Dollar LIBOR Loan, the rate (“Dollar LIBOR”) appearing on Reuters Page LIBOR01 (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then “IBOR” and “Dollar LIBOR” with respect to such Dollar LIBOR Loan for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; or

(b) in the case of a Euromarket Funded Foreign Currency Loan (other than Loans in British Pounds Sterling), the rate (“London IBOR”) appearing on Reuters Screen LIBOR01 (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in such

Foreign Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, “IBOR” and “London IBOR” with respect to such Euromarket Funded Foreign Currency Loan for such Interest Period shall be the rate at which deposits in such Foreign Currency in an amount substantially equal to the principal amount of such Foreign Currency Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; or

(c) in the case of a Euromarket Funded Foreign Currency Loan in British Pounds Sterling or a Locally Funded Foreign Currency Loan, the rate (“Local Market IBOR”) at which deposits in such Foreign Currency in an amount substantially equal to the principal amount of such Foreign Currency Loan and for a maturity comparable to such Interest Period are offered by the principal office of the Administrative Agent in the interbank deposit market in the Principal Financial Center of such Foreign Currency in immediately available funds at approximately 11:00 a.m., local time, two Business Days prior to the commencement of such Interest Period.

“IBOR Loans” means Dollar LIBOR Loans and Foreign Currency Loans.

“Increasing Lender” has the meaning specified in Section 2.12.

“Indebtedness” of any specified Person means, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto), (d) the Indebtedness of any other Persons to the extent guaranteed by such Person, (e) all obligations of such Person to pay the deferred and unpaid purchase price of any Property (including Capital Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, (f) all obligations under Permitted Accounts Receivable Financings, (g) all obligations attributable to Synthetic Leases related to tangible Property, (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; but only, for each of clause (a) through (h), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet). Notwithstanding the foregoing, in no event shall the term “Indebtedness” be deemed to include letters of credit that secure performance, bonds that secure performance, surety bonds or similar instruments that are issued in the Ordinary Course of Business.

“Indenture” means the Indenture dated as of December 20, 2010 between the Company, as issuer, the Guarantor, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Information Memorandum” means the Confidential Information Memorandum dated February 17, 2011 relating to the Company and the Transactions.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in the case of clause (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

“Interest Coverage Ratio” means, for the four consecutive financial quarters immediately preceding the determination, the ratio of (i) EBITDA to (ii) Interest Expense.

“Interest Expense” means, for any period, for any Person, the sum, without duplication, of total consolidated interest expense (including that portion attributable to Capitalized Leases in conformity with GAAP) of such Person and its consolidated subsidiaries.

“Interest Payment Date” means (a) with respect to any IBOR Loan, (i) the last day of each Interest Period applicable to, or the maturity of, such Loan; provided, however, that if any Interest Period for a IBOR Loan exceeds three months, interest shall also be paid on the date which falls, as applicable, three, six, or nine months after the beginning of such Interest Period; (ii) any date that such Loan is prepaid in whole or in part, and (iii) the Maturity Date applicable to the Lender of such Loan, and (b) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and the Maturity Date applicable to the Lender of such Loan.

“Interest Period” means, as to any Loan other than a Base Rate Loan, the period commencing on the date specified by the applicable Credit Party in its Request for Extension of Credit and ending one, two, three or six months (or, in the case of a Dollar LIBOR Loan, if consented to by all Lenders, nine or 12 months) thereafter, provided that:

(a) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond any Maturity Date if, after giving effect thereto, the amount of such Loan would exceed the Commitments of Lenders for which a later Maturity Date applies.

“Issuing Bank” means Bank of America, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity or any other Lender as provided in Section 2.11(l). An Issuing Bank may arrange for one or more Letters of Credit to be issued by its Affiliates, other Lenders or their Affiliates, with the prior approval of the Administrative Agent, such Lenders or Affiliates and the Company, in which case the term “Issuing Bank” shall include any such Lender or Affiliate with respect to Letters of Credit issued by it.

“Joinder Effective Date” has the meaning specified in Section 4.03(a).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Dollar Letters of Credit at such time, (b) the Equivalent Amount of the aggregate undrawn amount of all outstanding Foreign Currency Letters of Credit at such time, (c) the aggregate amount of all LC Disbursements with respect to Dollar Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time, and (d) the aggregate Equivalent Amount of all LC Disbursement with respect to Foreign Currency Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Overage” means the amount, if any, by which the LC Exposure exceeds $250,000,000.

“LC Request” means a request by the Company for a Letter of Credit pursuant to Section 2.11(b) in the form attached as Exhibit E hereto.

“LC Requisite Time” means 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt.

“Lender” means each lender from time to time party hereto.

“Lender Appointment Period” has the meaning specified in Section 9.07.

“Lender Taxes” means, in the case of each Lender, the Administrative Agent, each Eligible Assignee, and any Affiliate or Lending Office thereof: (a) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital or franchise taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Lending Office or (ii) any jurisdiction (or political subdivision thereof) in which it is “doing business” (unless it would not be doing business in such jurisdiction (or political subdivision thereof) absent the Transactions), (b) any withholding taxes or other taxes based on gross income imposed by the United States of America on, or with respect to, a Lender (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Authority in each case after the date on which such Lender becomes a party hereto or designates a new Lending Office (whichever is later)), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such taxes pursuant to Section 3.01 hereof, (c) any withholding taxes or other taxes based on gross income imposed by the United States of America that are attributable to a failure to provide the Company with the appropriate form or forms required by Section 11.20(a) or (c), to the extent such forms are then required by any Requirement of Law or (d) any taxes resulting from FATCA.

“Lending Office” means, as to any Lender, either its Domestic Lending Office, Eurocurrency Lending Office or its Local Currency Lending Office, as the context may require.

“Letter of Credit” means a Dollar Letter of Credit or a Foreign Currency Letter of Credit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, lien (statutory or other) or other security interest or encumbrance (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law), but not including the interest of a lessor under an Operating Lease.

“Loan” means any advance made or to be made by any Lender to the Company as provided in Article II, and includes Dollar Loans and Foreign Currency Loans.

“Loan Documents” means, collectively, this Agreement, any Foreign Borrower Joinder Agreements, the Company Guaranty, the Notes, any Letters of Credit, any

Request for Extension of Credit, any Compliance Certificate and any other agreements of any type or nature hereafter executed and delivered by the Guarantor, the Company or any of its Subsidiaries or Affiliates to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement and designated as a “Loan Document” hereunder, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Local Currency Lending Office” means, with respect to each Lender and each Foreign Currency, the office, branch or affiliate of such Lender located in the country of the Principal Financial Center for such Foreign Currency as it may hereafter designate as its Local Currency Lending Office for such Foreign Currency by notice to the Administrative Agent.

“Local Market IBOR” has the meaning specified in the definition of “IBOR.”

“Locally Funded” means, with respect to a Foreign Currency Loan, that such Loan shall bear interest by reference to Local Market IBOR (as defined in the definition of “IBOR”) for the relevant Foreign Currency plus the Applicable Amount, and that such Loan shall be made from the relevant Local Currency Lending Office of the Lender making such Loan.

“London IBOR” has the meaning specified in the definition of “IBOR.”

“Margin Stock” means “margin stock” as such term is defined in Regulations T, U and X of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations and condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its payment obligations under this Agreement or (c) the legality, validity, binding effect or enforceability of any Loan Document.

“Maturity Date” means March 11, 2015 or, as to any Lender for which the Maturity Date is extended pursuant to Section 2.13, the date to which the Maturity Date is so extended.

“Minimum Amount” means, with respect to each action described below, the following amount set forth opposite such action (or, in respect of an action relating to a Foreign Currency Loan, an amount of the applicable Foreign Currency (rounded up to the nearest 1,000 British Pounds Sterling or 1,000 Euros, as the case may be) the Equivalent Amount of which is equal to the Dollar amount set forth below):

Type of Action	Minimum Amount	Minimum Multiples in excess of Minimum Amount

Borrowing of, prepayment of or Conversion into, Base Rate Loans	$5,000,000	$500,000

Borrowing of, prepayment or Continuation of, or Conversion into, Dollar LIBOR Loans	$5,000,000	$1,000,000

Voluntary Reduction of Commitments	$5,000,000	$1,000,000

Borrowing of, prepayment or Continuation of Foreign Currency Loans	$5,000,000	$1,000,000

Assignments	$10,000,000	$1,000,000

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which a Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Credit Party or any ERISA Affiliate and at least one Person other than a Credit Party and the ERISA Affiliates or (b) was so maintained and in respect of which a Credit Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Income” means, with respect to any fiscal period, for any Person the consolidated net income of such Person and its consolidated subsidiaries, determined in accordance with GAAP.

“Non-Consenting Lender” has the meaning specified in Section 2.13(b).

“Note” means the promissory note made by any Borrower in favor of a Lender evidencing such Lender’s Loans, in the case of Dollar Loans, substantially in the form of Exhibit C and, in the case of Foreign Currency Loans, in such form as the Administrative Agent may require in light of commercial banking practices in the jurisdiction of the applicable Foreign Borrower or in the jurisdiction of such Foreign Currency, in the case of Foreign Currency Loans made to the Company, if any, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted (collectively, the “Notes”).

“Notice of Assignment and Acceptance” means a Notice of Assignment and Acceptance substantially in the form of Exhibit G.

“Notice of Letter of Credit Withdrawal” means a request by the Company for the withdrawal of a Letter of Credit pursuant to Section 2.11(m) substantially in the form of Exhibit F.

“Notice of Participation” means a Notice of Participation substantially in the form of Exhibit I.

“Obligations” means all obligations of every kind or nature of each Credit Party from time to time owed to the Administrative Agent, any Lender, any Person entitled to indemnification, or any one or more of them, under any one or more of the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise, and whether absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, now existing or hereafter arising, pursuant to the terms of any of the Loan Documents, and including interest that accrues after the commencement of any Insolvency Proceeding.

“Operating Lease” means, as applied to any Person, any lease of Property which is not a Capital Lease other than any such lease under which that Person is the lessor.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation relating to the foregoing or the organization of such corporation.

“Participant Register” has the meaning specified in Section 11.05(f).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Accounts Receivable Financing” means a sale or discount of accounts receivable of any Person that does not involve the creation of a Lien or negative pledge on any accounts receivable not so sold or discounted.

“Permitted Liens” means:

(1) Liens on any of the assets of the Company, the Guarantor or any of the Company’s Significant Subsidiaries, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the Company, the Guarantor or any of the Company’s Significant Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(4) Liens encumbering customary initial deposits and margin deposits and other Liens in the Ordinary Course of Business, in each case securing obligations under Hedging Agreements and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities;

(5) Liens in favor of the Company, the Guarantor or any of the Company’s Significant Subsidiaries;

(6) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the Ordinary Course of Business to which the Company, the Guarantor or any of the Company’s Significant Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(7) Liens securing the performance of statutory obligations or bids, surety, appeal or customs bonds, standby letters of credit, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of the business of the Company, the Guarantor or any of the Company’s Significant Subsidiaries;

(8) Liens securing Indebtedness owing by the Company, the Guarantor or any of the Company’s Significant Subsidiaries to one or more of its Subsidiaries (provided that, upon either (a) the transfer or other disposition of any Indebtedness secured by such Lien to a Person other than another Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of more than a majority of the capital stock of or any other ownership interest in such Subsidiary to which such secured Indebtedness is owed to a Person other than the Company, the Guarantor or any of the Company’s Significant Subsidiaries, such Lien will no longer qualify as a “Permitted Lien” pursuant to this clause (8));

(9) Liens arising in the Ordinary Course of Business in favor of a customer;

(10) Liens associated with a sale or discount of the accounts receivable of the Company, the Guarantor or any of the Company’s Significant Subsidiaries, provided that such Lien (a) does not involve the creation of a Lien or negative pledge on any accounts receivable not so sold or discounted and (b) does not involve in the aggregate the sale or discount of accounts receivable having a book value exceeding $100,000,000;

(11) Liens arising in connection with synthetic leases which do not exceed $300,000,000 in the aggregate at any one time; and

(12) Liens securing industrial revenue bonds, pollution control bonds or other similar tax exempt bonds.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Authority, or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Principal Financial Center” means (a) in the case of Euros, Frankfurt, Germany, (b) in the case of British Pounds Sterling, London, United Kingdom, and (c) in the case of any Foreign Currency other than listed in subclauses (a) and (b), as agreed between the Administrative Agent and the Company on or prior to the date on which a Foreign Currency Loan in such other Foreign Currency is made.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Pro Rata Share” means, with respect to each Lender at any time, the percentage of the combined Commitments represented by of such Lender’s Commitment at such time.

“Protesting Lender” has the meaning specified in Section 2.01(d).

“Quarterly Payment Date” means each June 30, September 30, December 31 and March 31.

“Register” has the meaning specified in Section 11.05(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Request for Extension of Credit” means a written request substantially in the form of Exhibit A, duly completed and signed by a Responsible Officer.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Requisite Lenders” means (a) as of any date of determination if the Commitments are then in effect, Lenders having in the aggregate 51% or more of the combined Commitments then in effect and (b) as of any date of determination if the Commitments have then been terminated and there are Loans outstanding, Lenders holding Loans aggregating 51% or more of the aggregate outstanding principal amount of the Loans, provided that if any Lender shall be a Defaulting Lender at such time, the Commitments of such Lender at such time shall be excluded from the determination of Requisite Lenders at such time.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such Person, or (b) irrevocable written notice to the intended recipient, in each case (x) delivered or made to such Person at the address, telephone number or facsimile number set forth on Schedule 11.02 or as otherwise designated by such Person by Requisite Notice to the Administrative Agent and (y) if made by any Credit Party, given by a Responsible Officer. Any written notice shall be in the form, if any, prescribed in the applicable section and may be given by facsimile provided such facsimile is promptly confirmed by a telephone call to such recipient.

“Requisite Time” means, with respect to any of the actions listed below, the time set forth opposite such action on or prior to the date set forth below (all times are New York Time):

Action	Time	Date

Borrowing of or Conversion into, Base Rate Loans	11:00 a.m.	Relevant date

Prepayment of Base Rate Loans	1:00 p.m.	Relevant date

Action	Time	Date

Borrowing of, Continuation of, prepayment of or Conversion into Dollar LIBOR Loans of 1, 2, 3 or 6 months	1:00 p.m.	3 Business Days prior to relevant date

Borrowing of, Continuation of, prepayment of or Conversion into, Dollar LIBOR Loans of 9 or 12 months	1:00 p.m.	3 Business Days prior to relevant date

Initial Borrowing of Foreign Currency Loans by a Foreign Borrower	1:00 p.m.	5 Business Days prior to Credit Date

Other Borrowings, Continuations or prepayment of Foreign Currency Loans	1:00 p.m.	3 Business Days prior to relevant date

Voluntary Reduction of Commitments	1:00 p.m.	3 Business Days prior to relevant date

Funds made available by Lenders to Administrative Agent	1:00 p.m.	Relevant Date

Funds made available by applicable Credit Party to Administrative Agent	2:00 p.m.	Relevant Date

Termination of Commitment, replacement	1:00 p.m.	3 Business Days prior to date of termination or replacement

“Responsible Officer” means the chief executive officer, the president, the chief operating officer, the chief financial officer, the chief legal officer, the treasurer, the assistant treasurer or the controller of each of the Credit Parties. Any document or certificate hereunder that is signed or executed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the relevant Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary that meets the definition of “significant subsidiary” under Rule 1-02(w) of Regulation S-X promulgated by the U.S. Securities and Exchange Commission.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Credit Party or any ERISA Affiliate and no Person other than a Credit Party and the ERISA Affiliates or (b) was so maintained and in respect of which a Credit Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent.

“Synthetic Lease” means, with respect to any Person, (a) a so-called synthetic lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Officer) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Officer).

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement, the borrowing of Loans, the issuance of Letters of Credit and the use of the proceeds thereof.

“type” of Loan means (a) a Base Rate Loan, (b) a Dollar LIBOR Loan or (c) a Foreign Currency Loan.

Section 1.02. Performance; Time.

Except as otherwise specifically provided herein, whenever any performance obligation hereunder shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

Section 1.03. Accounting Principles.

Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided, that, if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or if the Administrative Agent notifies the Company that the Requisite Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Requisite Lenders.

Section 1.04. Use of Defined Terms.

Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

Section 1.05. Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

Section 1.06. Exhibits and Schedules.

All Exhibits and Schedules to this Agreement are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

Section 1.07. References to “Subsidiaries”.

Any reference herein to “the Company and its Subsidiaries”, “any Borrower and its Subsidiaries”, “any Foreign Borrower and its Subsidiaries”, “any Credit Party and its Subsidiaries” or the like shall refer solely, as the case may be, to the Company, the applicable Borrower, Foreign Borrower or Credit Party during such times, if any, as the Company, such Borrower, Foreign Borrower or Credit Party shall have no Subsidiaries.

Section 1.08. Miscellaneous Terms.

The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

ARTICLE II

COMMITMENTS; INTEREST, FEES, PAYMENT PROCEDURES

Section 2.01. The Commitments.

(a) Subject to the terms and conditions set forth in this Agreement, each Lender severally (and not jointly) agrees, during the Availability Period applicable to such Lender (i) to make, Convert and Continue Dollar Loans to the Company as the Company may request, and (ii) to make and Continue Foreign Currency Loans to the Company or any Foreign Borrower as the Company or such Foreign Borrower may request; provided, however, that in each case: (A) for any Lender, the sum of (1) the aggregate LC Exposure of such Lender, (2) the aggregate principal amount of all Dollar Loans made by such Lender, and (3) the Equivalent Amount of the aggregate principal amount of all Foreign Currency Loans made by such Lender, shall not exceed such Lender’s Commitment at any time, (B) the sum of (1) the aggregate LC Exposure of all Lenders, (2) the aggregate principal amount of all Dollar Loans made by all Lenders and (3) the Equivalent Amount of the aggregate principal amount of all Foreign Currency Loans made by all Lenders shall not exceed the combined Commitments at any time, and (C) the Equivalent Amount of the aggregate principal amount of all Foreign Currency Loans made by all Lenders shall not exceed the Foreign Currency Limit at any time. Subject to the foregoing and other terms and conditions hereof, Loans may be borrowed, prepaid and reborrowed as set forth herein without premium or penalty. The Borrower may Convert a Dollar LIBOR Loan to a Base Rate Loan or a Base Rate Loan to a Dollar LIBOR Loan upon request, subject to the terms and conditions of this Agreement. The Borrower may not Convert a Dollar Loan to a Foreign Currency Loan, a Foreign Currency Loan to a Dollar Loan or a Loan in one Foreign Currency to a Loan in any other Foreign Currency. The available Commitments also may be utilized by the Company to obtain Letters of Credit in accordance with Section 2.11.

(b) Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the Ordinary Course of Business. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. (Each such Lender may endorse on the schedules annexed to its Note the date, amount and maturity of its Loans and payments with respect thereto.) Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Credit Party to pay any amount owing with respect to the Loans.

(c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, Loans with no more than 15 different Interest Periods shall be outstanding at any one time; provided that for the purposes of this sentence only, “Loans” shall mean all Loans outstanding under this Agreement.

(d) The Company may at any time, and from time to time, upon not less than 15 Business Days’ prior notice, notify the Administrative Agent that the Company intends to designate one or more Subsidiaries to become Foreign Borrowers for purposes of receiving Foreign Currency Loans, provided that, (i) such Subsidiary is, directly or indirectly through one or more intermediaries, wholly-owned by the Company, (ii) such Subsidiary is neither organized nor domiciled in any State of the United States of America or in the District of Columbia, (iii) the Administrative Agent shall receive, on or after the date that is 15 Business Days after such notice, a duly executed Foreign Borrower Joinder Agreement, together with such organization documentation, certificates, opinions and other documentation and information, as may be reasonably requested by the Administrative Agent to evidence compliance with the conditions to the effectiveness of such Foreign Borrower Joinder Agreement described in Section 4.03, whereupon such Subsidiary shall become a Foreign Borrower for purposes of this Agreement. Foreign Currency Loans shall be borrowed and Continued as Euromarket Funded unless the Administrative Agent, each Lender and the Company or the applicable Foreign Borrower, as the case may be, agree that such Foreign Currency Loans shall be Locally Funded.

If the Company shall designate a Foreign Borrower hereunder, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Foreign Borrower (and such Lender shall, to the extent of Loans made to and participations in Letters of Credit issued for the account of such Foreign Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 11.05).

As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Foreign Borrower, and in any event no later than ten Business Days after the delivery of such notice, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Foreign Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Foreign Borrower shall have the right to borrow hereunder, either (A) notify the Administrative

Agent and such Protesting Lender that the Commitment of such Protesting Lender shall be terminated or assigned in accordance with Section 3.07(e); provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts then outstanding and payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Foreign Borrower (in the case of all other amounts) or (B) cancel its request to designate such Subsidiary as a “Foreign Borrower” hereunder.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) A Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount by delivering a duly completed Request for Extension of Credit by Requisite Notice to the Administrative Agent not later than the Requisite Time. All Borrowings, Conversions or Continuations in respect of Dollar Loans shall constitute requests for Base Rate Loans and all Borrowings or Continuations in respect of Foreign Currency Loans shall constitute requests for Foreign Currency Loans with an Interest Period of one month, in each case unless properly and timely otherwise designated as set forth in the prior sentence. In the case of Dollar LIBOR Loans having a proposed Interest Period of nine or twelve months, each Lender shall promptly notify the Administrative Agent (who shall promptly notify the applicable Borrower) whether such Lender, in its sole discretion, consents to funding a Dollar LIBOR Loan for such requested Interest Period(s) for such Borrowing. If any Lender does not so consent, Dollar LIBOR Loans shall not be available for such Interest Period(s) for such Borrowing.

(b) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. Promptly following receipt of a Request for Extension of Credit, the Administrative Agent shall notify each Lender of its Pro Rata Share thereof by Requisite Notice. Each Lender shall make the funds for its Loan available to the Administrative Agent at the Administrative Agent’s Office not later than the Requisite Time on the Business Day specified in such Request for Extension of Credit. Upon satisfaction or waiver of the applicable conditions set forth in Article IV, all funds so received shall be made available to Borrower.

(c) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of IBOR applicable to any IBOR Loan upon determination of same.

(d) During the existence of an Event of Default described in clause (a), (e), (f), (g), or (i) of Section 8.01, the Requisite Lenders may determine that (i) any or all of the then outstanding Dollar Loans that are Dollar LIBOR Loans shall be Converted to Base Rate Loans and/or (ii) any or all of the outstanding Foreign Currency Loans with an Interest Period greater than one month shall be replaced by Foreign Currency Loans with an Interest Period of one month. Such Conversion or replacement shall be effective upon notice to the applicable Borrower from the Administrative Agent and shall continue so long as such Event of Default continues to exist, or in the case of Foreign Currency Loans, the earlier expiration of the applicable Interest Period.

(e) If a Loan is to be made on the same date that another Loan is due and payable, the applicable Borrower or the Lenders, as the case may be, shall make available to the Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

(f) The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

Section 2.03. [Reserved].

Section 2.04. Prepayments.

(a) The applicable Borrower may at any time and from time to time voluntarily prepay Loans in a Minimum Amount after delivering an irrevocable Requisite Notice not later than the Requisite Time for prepayments. The Administrative Agent will promptly notify each Lender thereof and of such Lender’s Pro Rata Share of such prepayment. Each prepayment by a Borrower must be made ratably to all outstanding Loans of such Borrower borrowed on the same day.

(b) If for any reason either (i) the sum of (A) the aggregate LC Exposure of all Lenders, (B) the aggregate principal amount of all Dollar Loans made by all Lenders and (C) the Equivalent Amount of the aggregate principal amount of all Foreign Currency Loans made by all Lenders, exceeds the combined Commitments in effect at any time or (ii) the Equivalent Amount of the aggregate principal amount of all Foreign Currency Loans made by the Lenders exceeds the Foreign Currency Limit, then upon written request of the Administrative Agent the Company shall immediately prepay or cause one or more Foreign Borrowers to immediately prepay Loans sufficient to cure such overage.

(c) Any prepayment of an IBOR Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05.

(d) The Company or the Guarantor may from time to time elect to prepay pursuant to the Company Guaranty all or part of any Foreign Currency Loan of a Foreign Borrower and such prepayment by the Company or the Guarantor shall be made in the manner and subject to the terms that a prepayment would be made by the Foreign Borrower under this Agreement.

Section 2.05. Voluntary Reduction of Commitments.

The Company shall have the right, at any time and from time to time, without penalty or charge, upon giving Requisite Notice not later than the Requisite Time, voluntarily to reduce, permanently and irrevocably, in a Minimum Amount, or to terminate, the then unused portion of the Commitments, provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid Facility Fees with respect to the portion of the Commitments being reduced or terminated. The Administrative Agent shall promptly notify the Lenders of any reduction or termination of the Commitments under this Section. Each Lender’s Commitment shall be reduced by an amount equal to such Lender’s Pro Rata Share times the amount of such reduction.

Section 2.06. Principal and Interest.

(a) If not sooner paid, the outstanding principal amount of each Loan shall be due and payable on the Maturity Date of the Lender thereof or, if such Loan is not Continued or Converted, at the end of the applicable Interest Period.

(b) Each Borrower shall pay interest on the unpaid principal amount of the Loans made to it (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any Insolvency Proceeding) from the date borrowed until paid in full (whether at stated maturity, by acceleration or otherwise) on each Interest Payment Date for each type of Loan at a rate per annum equal to the applicable interest rate determined in accordance with the definition of such type of Loan in this Agreement, plus the Applicable Amount.

(c) If any amount of principal of or interest on any Loan or any other amount payable under any Loan Document is not paid in full when due (whether by acceleration or otherwise) or, in the case of reimbursement obligations under Section 2.11, one Business Day after the date such reimbursement obligations accrues, the applicable Borrower (or in the case of such other amounts, the Company) shall pay interest on such unpaid amount from the date such amount becomes due (or, in the case of reimbursement obligations under Section 2.11, one Business Day after the date such reimbursement obligation accrues) until the date such amount is paid in full, and after as well as before any entry of judgment thereon, at a fluctuating rate of interest rate equal to the Default Rate. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by Requirement of Law, and payable on demand.

(d) Amounts due under this Agreement in respect of any Loan shall be deemed paid for the purposes of this Agreement only, in the case of Dollar Loans, to the extent paid in Dollars or, in the case of Foreign Currency Loans, to the extent paid in the applicable Foreign Currency. If the Administrative Agent receives any payment in respect of any Loan in any currency other than the currency of such Loan, (including upon enforcement of or collection of a judgment), the Administrative Agent may in its sole discretion return such payment to the payor or convert such payment to the currency of such Loan and apply the net proceeds to payment of amounts due in respect of such Loan in accordance with this Agreement, provided that (i) amounts due in respect of such Loan shall be deemed to have been paid by the Borrower only to the extent of the net proceeds, if any, so applied by the Administrative Agent and (ii) the Administrative Agent shall have no liability to any Credit Party, Lender or any other Person arising out of or relating to such conversion of funds or the exchange rate utilized in connection therewith, in each case except to the extent of the Administrative Agent’s own gross negligence or willful misconduct.

Section 2.07. Fees.

(a) Facility Fee. The Company shall pay to the Administrative Agent, for the account of each Lender, a Facility Fee equal to the Applicable Amount for the Facility Fee times such Lender’s Pro Rata Share of the daily aggregate amount of the combined Commitments (determined daily on a per annum basis); provided that no Defaulting Lender shall be entitled to receive any Facility Fee in respect of its unused Commitment for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender). The Facility Fee under the Commitments shall accrue from the Closing Date to but excluding the Maturity Date of the applicable Lender and shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date of such Lender. The Facility Fee shall be calculated quarterly in arrears; if there is any change in the Applicable Amount during any quarter, the average daily amount shall be computed and multiplied by the Applicable Amount separately for each period that such Applicable Amount was in effect during such quarter.

(b) Agency Fee. The Company shall pay to the Administrative Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement between the Company and the Administrative Agent. The agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

(c) Letter of Credit Fees. The Company shall pay

(i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue in Dollars at the same Applicable Amount used to determine the interest rate applicable to Loans that are Dollar LIBOR Loans or Foreign Currency Loans on the average daily amount of such Lender’s LC Exposure, as determined by the applicable Issuing Bank using its customary method of calculating the Dollar amount equivalent of its Foreign Currency Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.14(a)(iv), with the balance of such fee, if any, payable to such Issuing Bank for its own account, and

(ii) to each Issuing Bank a fronting fee and fees with respect of the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, as may be separately agreed upon between the Company and such Issuing Bank.

Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable as agreed between such Issuing Bank and the Company. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.08. Computation of Fees and Interest.

Computations of (i) interest with respect to Base Rate Loans and (ii) Local Market IBOR (but not the Applicable Amount or any fees or other amounts) with respect to Foreign Currency Loans in British Pounds Sterling shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computations of interest on all other types of Loans and all fees and other amounts under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by any Requirement of Law shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

Section 2.09. Manner and Treatment of Payments among the Lenders, Borrowers and the Administrative Agent.

(a) Unless otherwise provided herein, all payments by any Credit Party or any Lender hereunder shall be made to the Administrative Agent at the Administrative Agent’s Office and account, or to any Person at such place and account as the Administrative Agent may designate, in immediately available funds without defense, setoff or counterclaim not later than the Requisite Time. All payments received after the Requisite Time shall be deemed received on the next succeeding Business Day. All payments of fees pursuant to Section 2.07 shall be payable by the Company in Dollars. All payments of principal of or interest on Loans other than Foreign Currency Loans shall be payable in Dollars. All payments of principal of or interest in a Foreign Currency Loan shall be payable in the applicable Foreign Currency.

(b) Upon satisfaction of any applicable terms and conditions set forth herein, the Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to any Borrower, by crediting an account of such Borrower maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Request for Extension of Credit or, if no account is maintained by such Borrower with the Administrative Agent, then by wire transfer to an account designated in writing by such Borrower and delivered to Administrative Agent, and (ii) if payable to any Lender, by wire transfer to such Lender at the address specified in Schedule 11.02. The Administrative Agent’s determination, or any Lender’s determination not contradictory thereto, of any amount payable hereunder shall be conclusive in the absence of manifest error.

(c) Subject to the definition of “Interest Period,” if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

(d) Unless any Borrower or Lender has notified the Administrative Agent prior to the time any payment to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that such Borrower or Lender, as the case may be, has timely remitted such payment and may, in its discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to the Administrative Agent, then:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the greater of (x) the Federal Funds Rate and (y) such rate as may be determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) if any Lender failed to make such payment, such Lender shall on the Business Day following such Credit Date pay to the Administrative Agent the amount of such assumed payment made available to the applicable Borrower, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is paid to the Administrative Agent at the greater of (x) the Federal Funds Rate and (y) such rate as may be determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(iii) if any Lender failed to make a payment funding a Loan, and fails to make such payment on the Business Day following the Credit Date, the applicable Borrower shall repay such Lender’s failed payment funding of such Loan to the Administrative Agent immediately upon receipt of notice from the Administrative Agent regarding such failure to pay by any such Lender together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is paid to the Administrative Agent at the rate of interest applicable to such Loan.

Section 2.10. Funding Sources.

Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.11. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account or for the account of any of its Subsidiaries or, subject to the good faith approval of the Administrative Agent and the applicable Issuing Bank (consistent with its internal policies and such other criteria as it shall deem applicable), any other Person, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Incorporation, Amendment, Renewal, Extension; Certain Conditions. Whenever the Company desires to (i) have a Letter of Credit issued hereunder, (ii) incorporate an existing letter of credit not issued hereunder as a Letter of Credit for the purposes hereof or (iii) amend, renew or extend a Letter of Credit outstanding hereunder, the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank selected by the Company and the Administrative Agent (not less than three Business Days in advance of the requested date of issuance, incorporation, amendment, renewal or extension) an LC Request; specifying information as provided in the form attached hereto as Exhibit E and such other information as shall be necessary in the determination of such Issuing Bank to prepare, incorporate, amend, renew or extend such Letter of Credit. The date of issuance, incorporation, amendment, renewal or extension specified in such LC Request shall be a Business Day, and the date on which such Letter of Credit is to expire shall comply with paragraph (c) of this Section. If requested by the applicable Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, incorporated, amended, renewed or extended only if (and upon issuance, incorporation, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), immediately after giving effect to such issuance, incorporation, amendment, renewal or extension (i) the LC Exposure shall not exceed $250,000,000 and (ii) the sum of (A) the aggregate LC Exposure of all Lenders, (B) the aggregate principal amount of all Dollar Loans made by all Lenders and (C) the Equivalent Amount at any time of the aggregate principal amount of all Foreign Currency Loans made by all Lenders, shall not exceed the combined Commitments in effect at any time; provided that an Issuing Bank shall not be under any obligation to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which such Issuing Bank has Fronting Exposure, as it may elect in its sole discretion.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the expiration date requested in the LC Request and (ii) the date that is five Business Days prior to the Maturity Date of Lenders having Commitments in an amount more than the excess of (A) the aggregate amount of the Commitments prior to such Maturity Date over (B) the LC Exposure after giving effect to such Maturity Date (assuming that such Letter of Credit has been issued).

(d) Participations. By the issuance or incorporation of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) pursuant to Section 2.11(b) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, in Dollars or in the applicable Foreign Currency, as the case may be, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) and (f) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever (other than a withdrawal of such Letter of Credit from this Agreement pursuant to Section 2.11(m)), including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of each LC Disbursement at each time such Lender’s Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.12, an assignment in accordance with Section 11.05 or otherwise pursuant to this Agreement.

(e) Reimbursement of Dollar Letters of Credit. If an Issuing Bank shall make any LC Disbursement in respect of a Dollar Letter of Credit issued for the account of the Company or any of its Subsidiaries, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in Dollars equal to such LC Disbursement not later than the LC Requisite Time; provided that, if such LC Disbursement is not less than $5,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 and 2.02 that such payment be financed with a Dollar LIBOR Loan or Base Rate Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Dollar LIBOR Loan or Base Rate Loan.

(f) Reimbursement of Foreign Currency Letters of Credit. If an Issuing Bank shall make any LC Disbursement in respect of a Foreign Currency Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the applicable Foreign Currency equal to such LC Disbursement not later than the LC Requisite Time; provided that, if the Equivalent Amount of such LC Disbursement is not less than $5,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 and 2.02 that such payment be financed with a Foreign Currency Loan to the Company or any eligible Foreign Borrower (whether or not an account party under the Foreign Currency Letter of Credit), bearing interest at IBOR for such Foreign Currency in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Foreign Currency Loan.

(g) Payment by Lenders. If the Company fails to make payment as provided in paragraph (e) and (f) of this Section when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in Dollars (and the Administrative Agent may, to the extent that such Lender fails to pay, apply Cash Collateral provided for this purpose) or in the applicable Foreign Currency, as the case may be, its Pro Rata Share of the payment then due from the Company, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and the terms and conditions of Section 2.09 shall apply in the same manner to all the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Dollar LIBOR Loans or Base Rate Loans as contemplated in paragraph (e) above or the funding of Foreign Currency Loans as contemplated in paragraph (f) above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(h) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) and (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance, incorporation, transfer or withdrawal of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the

Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(i) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(j) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, (i) in the case of a LC Disbursement with respect to a Dollar Letter of Credit, at the rate per annum then applicable to Base Rate Loans and (ii) in the case of a LC Disbursement with respect to a Foreign Currency Letter of Credit, at the rate per annum then applicable to Foreign Currency Loans in the applicable Foreign Currency with an Interest Period of one month (with the first such Interest Period beginning on the date such LC Disbursement was made); provided that, in each case (i) and (ii), if the Company fails to reimburse such LC Disbursement on the Business Day after such reimbursement is due pursuant to paragraph (e) and (f) of this Section, then Section 2.06(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (g) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(k) Currencies. Amounts due under this Agreement in respect of any Letter of Credit shall be deemed paid for the purposes of this Agreement only, in the case of Dollar Letters of Credit, to the extent paid in Dollars or, in the case of Foreign Currency Letters of Credit, to the extent paid in the applicable Foreign Currency, except to the extent expressly provided otherwise in this Agreement. If the Administrative Agent receives any payment in respect of any Letter of Credit in any currency other than the currency of such Letter of Credit (including upon enforcement of or collection of a judgment), the Administrative Agent may in its sole discretion return such payment to the payor or convert such payment to the currency of such Letter of Credit and apply the net proceeds to payment of amounts due in respect of such Letter of Credit in accordance with this Agreement, provided that (i) amounts due in respect of such Letter of Credit shall be deemed to have been paid only to the extent of the net proceeds, if any, so applied by the Administrative Agent and (ii) the Administrative Agent shall have no liability to any Credit Party, Lender or any other Person arising out of or relating to such conversion of funds or the exchange rate utilized in connection therewith, in each case except to the extent of the Administrative Agent’s own gross negligence or willful misconduct.

(l) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued or incorporated thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Any Lender may become an Issuing Bank hereunder by agreeing to be bound by the terms of this Agreement as an Issuing Bank, subject to the prior written consent of the Company and with written notice to the Administrative Agent.

(m) Withdrawal of Outstanding Letters of Credit from Agreement. The Company may, with the consent of the Issuing Bank issuing such Letter of Credit, which consent may be given or withheld in its sole discretion, elect to have any undrawn Letter of Credit issued hereunder no longer deemed to be a Letter of Credit outstanding hereunder. The Company may make such election by delivering to the Administrative Agent a Notice of Letter of Credit Withdrawal, signed by the Company and the applicable Issuing Bank, in the form attached as Exhibit F, whereupon such letter of credit shall cease to be Letter of Credit for all purposes hereof.

(n) Cash Collateralization. If (x) for any reason the LC Exposure exceeds $250,000,000 or (y) at any time that there shall exist a Defaulting Lender, then upon request of the Requisite Lenders in the case of clause (x) and upon request of the applicable Issuing Bank in the case of clause (y), the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal, in the case of clause (x) above, to the LC Overage as of the date of such request or, in the case of clause (y) above, to amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided or deemed provided by the Defaulting Lender), which amount shall be held by the Administrative Agent as collateral for the performance by the Company of its reimbursement obligations pursuant to Sections 2.11(e) and (f). The Administrative Agent (i) may (and in the case of clause (y) above, shall, at the request of, and as directed by, the Company) invest the balance in such account in such short-term instruments in the manner and to the extent the Administrative Agent deems consistent with the use of such funds as collateral for the performance of the Company’s obligations (or in the case of clause (y) above, as directed by the Company), (ii) shall apply the balance in such account to pay any reimbursement obligations that arise pursuant to Section 2.11(e) and (f) from time to time (with any reimbursement obligation payable in a Foreign Currency satisfied by the conversion of funds in such account in such manner at such an exchange rate as determined by the Administrative Agent) and (iii) upon request of the Company from time to time, shall pay to the Company such amount as the Administrative Agent determines to be the excess of the balance in such account over the LC Overage. All investment and reinvestment of funds deposited with the Administrative Agent pursuant to this Section 2.11(n) shall be made at the Company’s risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. If the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), the balance held by the Administrative Agent may be applied to satisfy other obligations of the Company under this Agreement.

Section 2.12. Increase in the Commitments.

(a) At any time prior to the latest Maturity Date in effect at any time (but not more than once in any calendar year), if no Default or Event of Default shall have occurred and be continuing at such time, the Company may, if it so elects, increase the aggregate amount of the Commitments (each, a “Commitment Increase”), either by designating a Person not theretofore a Lender and acceptable to the Administrative Agent and each Issuing Bank (such acceptance not to be unreasonably withheld) (each such Person, an “Assuming Lender”) to become a Lender or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (each such Lender, an “Increasing Lender”). Upon execution and delivery by the Company and each Increasing Lender or Assuming Lender of an instrument of assumption in form and amount reasonably satisfactory to the Administrative Agent and each Issuing Bank (each an “Assumption Agreement”), such Increasing Lender shall have a Commitment as therein set forth or such Assuming Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with a Commitment hereunder; provided that (i) the Company shall provide prompt notice of such increase to the Administrative Agent, which shall promptly notify the other Lenders, (ii) the aggregate amount of each such increase which is effective on any day shall be at least $25,000,000 or an integral multiple thereof, (iii) the aggregate amount of the Commitments shall at no time exceed $1,000,000,000 and (iv) the Administrative Agent shall have received on or before such date (A) certified copies of resolutions of the board of directors of the Company (or a duly authorized committee thereof) evidencing the ability of the Company to effect the Commitment Increase, (B) a consent of the Guarantor and (C) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit H-1 hereto with such modifications as are reasonably acceptable to the Administrative Agent.

(b) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.12, within five Business Days in the case of the Base Rate Loans outstanding, and at the end of the then current Interest Period with respect thereto in the case of the Loans comprising each IBOR Borrowing then outstanding (but in any event within 45 days), the respective Loans shall be reallocated among the Lenders so that, after giving effect to such reallocation, the Loans comprising each Borrowing and continuing into the subsequent Interest Period are funded by the Lenders ratably according to their respective Commitments on such day. Each Lender agrees that the conditions precedent set forth in Section 4.02 shall not apply to any additional amounts required to be funded by such Lender pursuant to this Section 2.12.

Section 2.13. Extension of Maturity Date.

(a) At least 45 days but not more than 60 days prior to any anniversary of the Closing Date, the Company, by written notice to the Administrative Agent, may request an extension of the Maturity Date in effect at such time by one year from its then scheduled expiration. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Company and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Company in writing of its consent to any such request for extension of the Maturity Date at least 20 days prior to such anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Company not later than 15 days prior to such anniversary date of the decision of the Lenders regarding the Company’s request for an extension of the Maturity Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.13, the Maturity Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.13, the Maturity Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.13, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-

Consenting Lender”). To the extent that the Maturity Date is not extended as to any Lender pursuant to this Section 2.13 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.13 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Maturity Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Article III, and its obligations under Section 9.06, shall survive the Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Maturity Date.

(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.13, the Administrative Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Administrative Agent not later than 10 days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Administrative Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Company and the Administrative Agent. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Company may arrange for one or more Consenting Lenders or other Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than US$10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than US$10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid Facility Fees and Letter of Credit fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 11.05 for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Article III, and its obligations under Section 9.06, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Administrative Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Administrative Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.13 shall deliver to the Administrative Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.13) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Company, and, subject to the satisfaction of the conditions set forth in Section 4.02(b) and (c), the Maturity Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.13, and all references in this Agreement, and in the Notes, if any, to the “Maturity Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Maturity Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Maturity Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

(e) If, at any Maturity Date, the sum of the aggregate outstanding principal amount of Loans plus the aggregate LC Exposure exceeds the Commitments of the Lenders having Commitments that extend to a later Maturity Date, the Borrower shall repay Loans and/or deposit funds in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, in an amount equal to such excess, which deposited amount shall be applied as provided in Section 8.02(f).

Section 2.14. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a

Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Facility Fee pursuant to Section 2.07(a) in respect of its unused Commitment for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.07(c)(i).

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.11(d), the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Loans and LC Exposure of that Lender.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.14(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

Each payment of any amount payable by any Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any Applicable Taxes. To the extent that any Borrower is obligated by any Requirement of Law to make any deduction or withholding on account of Applicable Taxes from any amount payable to any Lender under this Agreement, such Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Authority and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Applicable Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If a Lender shall become aware that receipt of such a payment resulted in an excess payment or credit to that Lender on account of such Applicable Taxes, that Lender shall promptly refund such excess to such Borrower. In addition, if any Governmental Authority imposes any Applicable Taxes on any Lender, such Borrower shall indemnify such Lender against such Applicable Taxes; provided, however, that such Borrower shall not be obligated to indemnify any Lender for penalties, interest or other liabilities to the extent arising from such Lender’s failure to act in good faith in promptly notifying such Borrower thereof within 45 days from the date on which such Lender became aware of such Applicable Taxes. Payment by any Borrower under this Section shall be made within 30 days from the date any Lender makes written demand for indemnification hereunder, which demand shall set forth in reasonable detail the calculation of the amount being requested from such Borrower. If a Lender shall become aware that it is entitled to receive a refund (including by way of a credit) from a relevant Governmental Authority directly attributable to Applicable Taxes as to which it has been indemnified by any Borrower pursuant to this Section, it shall promptly notify such Borrower of the availability of such refund (or credit) and shall, within 30 days after receipt of a request by such Borrower (whether as a result of notification that it has made to such Borrower or otherwise), make a claim to such Governmental Authority for such refund (or credit) at such Borrower’s expense so long as making such a claim is not inconsistent with such Lender’s internal policies and is not disadvantageous to such Lender.

Section 3.02. Illegality.

(a) If any Lender shall determine that the introduction of any Requirement of Law after the Effective Date, or any change in any Requirement of Law or in the interpretation or administration thereof after the Effective Date, has made it unlawful, or that any central bank or other Governmental Authority has asserted after the Effective Date that it is unlawful, for such Lender or its Lending Office to make IBOR Loans, then, on notice thereof by such Lender to the Company (with a copy to the

Administrative Agent), the obligation of such Lender to make IBOR Loans shall be suspended until such Lender shall have notified the Company (with a copy to the Administrative Agent) that the circumstances giving rise to such determination no longer exist; provided, that, if the designation of an alternative branch or lending office of the Lender will permit the Lender to make or maintain such IBOR Loans, the Lender will designate such alternative branch or lending office, subject to its determination that such designation is not disadvantageous to such Lender.

(b) If any Lender shall determine that it is unlawful to maintain any IBOR Loan, the applicable Borrower shall prepay in full all IBOR Loans then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such IBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such IBOR Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.05.

Section 3.03. Increased Costs; Reduction of Return; Certain Reserves.

(a) If any Lender shall determine that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law, provided that if such guideline or request does not have the force of law, compliance therewith is customary for banks regulated in a manner similar to such Lender), after the Effective Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans, or agreeing to issue or issuing or maintaining or participating in Letters of Credit (other than an increase in taxes, which shall be solely governed by Section 3.01), then the Company shall be liable for, and shall from time to time, within 10 Business Days after demand therefor by such Lender, pay to such Lender additional amounts as are sufficient to compensate such Lender for such increased costs; provided, however, that, if the designation of an alternative branch or lending office of the Lender will avoid or reduce the amount of such increased costs, the Lender will designate such alternative branch or lending office, subject to its determination that such designation is not disadvantageous to such Lender.

(b) The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each IBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 3.04. Capital Adequacy.

If any Lender shall determine that (a) the introduction after the Effective Date of any Capital Adequacy Regulation, (b) any change after the Effective Date in any Capital Adequacy Regulation, (c) any change after the Effective Date in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (d) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender, with any Capital Adequacy Regulation; affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, Loans, credits or obligations under this Agreement, then, within 10 Business Days after demand of such Lender, the Company shall upon demand pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase; provided, however, that, if the designation of an alternative branch or lending office of the Lender will avoid or reduce such increased amount the Lender will designate such alternative branch or lending office, subject to its determination that such designation is not disadvantageous to such Lender. For the avoidance of doubt, this Section 3.04 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented but only if any such requirements are generally applicable to (and for which reimbursement is generally being sought by the Lenders in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Company.

Section 3.05. Breakfunding Costs.

Each Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of: (a) the failure of such Borrower to make any payment or prepayment of principal of any IBOR Loan (including payments made after any acceleration thereof); (b) the failure of such Borrower to Borrow, Continue or Convert an IBOR Loan after such Borrower has given a Request for Extension of Credit, (c) if caused by a Credit Party or as a result of any acceleration of the Loans by reason of a Default or Event of Default, the prepayment of an IBOR Loan on a day which is not the last day of the Interest Period with respect thereto, or (d) if caused by a Credit Party or required by the Requisite Lenders pursuant to Section 2.02(d), the Conversion of any Dollar LIBOR Loan to a Base Rate Loan or the replacement of any Foreign Currency Loan with a Foreign Currency Loan with an Interest Period of one month; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its IBOR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by any Borrower to a Lender under this Section, each IBOR Loan (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at IBOR used in determining IBOR for such IBOR Loan by a matching deposit or other borrowing in the relevant currency in the interbank deposit market for a comparable amount and for a comparable period, whether or not such IBOR Loan is in fact so funded.

Section 3.06. Inability to Determine Rates.

If the Requisite Lenders shall have advised the Agent of the Requisite Lenders’ determination that for any reason adequate and reasonable means do not exist for ascertaining IBOR for any requested Interest Period with respect to a proposed IBOR Loan or that IBOR for any requested Interest Period with respect to a proposed IBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan, the Administrative Agent will forthwith give notice of such determination to the Company. Thereafter, the obligation of the Lenders to make or maintain IBOR Loans, as the case may be, hereunder shall be suspended until the Requisite Lenders revoke such notice in writing to the Company and the Administrative Agent; provided, however, that no outstanding IBOR Loan shall be terminated prior to the expiration of the Interest Period unless required by law. Upon receipt of such notice, any Borrower may revoke any Request for Extension of Credit then submitted by it. If the Company does not revoke such notice, any Dollar Loans requested in such notice shall be made, Converted or Continued as Base Rate Loans instead of Dollar LIBOR Loans.

Section 3.07. Matters Applicable to all Requests for Compensation.

(a) No Borrower shall be required to compensate any Lender under Section 3.03 or 3.04 for amounts allocable to any period more than 30 days prior to the date that such Lender initially notifies such Borrower that it intends to claim compensation under such Sections; provided, however, that if such claim relates to any cost or increase that has been retroactively imposed upon such Lender, such Borrower shall be required to compensate such Lender for amounts allocable to the period since the date such cost or increase was so imposed upon such Lender, provided that such Lender notifies such Borrower that it intends to claim such compensation within 60 days of such retroactive cost or increase having been imposed.

(b) The Administrative Agent and any Lender shall provide reasonable detail to the applicable Borrower regarding the manner in which the amount of any payment to the Administrative Agent or that Lender under this Article III has been determined, concurrently with demand for such payment. The Administrative Agent’s or any Lender’s determination of any amount payable under this Article III shall be conclusive in the absence of manifest error.

(c) For purposes of calculating amounts payable under this Article III any Loans shall be deemed to have been funded at the underlying applicable interest rate set forth in the definition thereof whether or not such Loans was, in fact, so funded.

(d) All obligations under this Article III shall survive termination of the Commitments and payment in full of all Loans.

(e) Upon (i) any Borrower becoming obligated for any taxes with respect to any Lender pursuant to Section 3.01, (ii) any Lender making a claim for compensation under Section 3.03 or Section 3.04, (iii) any Lender invoking Section 3.06, or (iv) such Lender becoming a Defaulting Lender or a Protesting Lender, such Lender, upon not less than 10 Business Days’ Requisite Notice from the applicable Borrower (with a copy to the Administrative Agent), shall execute and deliver a Notice of Assignment and Acceptance covering that Lender’s Pro Rata Share in favor of such Eligible Assignee as such Borrower may designate, subject to payment in full by such Eligible Assignee of all principal, interest, compensation, fees and other amounts owing to such Lender through the date of assignment, including without limitation all amounts owing under this Article III. Upon the removal of any Lender, it shall be released from all obligations and liabilities under any Loan Document. An assignment pursuant to this Section shall be governed by the provisions of Section 11.05 other than the Minimum Amount limitation therein contained. Alternatively, the Company may, upon 10 Business Days’ notice to the Administrative Agent (who shall notify each Lender) reduce the combined Commitments by an amount equal to that Lender’s Pro Rata Share (and, for this purpose, no Minimum Amounts shall apply), and in connection therewith, deliver to the Administrative Agent for the account of such Lender, the amounts, described in the first sentence above and release such Lender from its Pro Rata Share.

ARTICLE IV

CONDITIONS

Section 4.01. Conditions Precedent to Effective Date.

(a) The effectiveness of the amendment and restatement of the Existing Credit Agreement is subject to the condition that the Administrative Agent shall have received on or before the Effective Date all of the following, in form and substance reasonably satisfactory to Citibank, N.A., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and all Requisite Lenders:

(i) Credit Agreement. This Agreement executed by the Company, the Guarantor, the Administrative Agent, each Lender and each Issuing Bank;

(ii) Notes. If requested by a Lender, Notes executed by the Company in favor of such Lender;

(iii) Resolutions; Incumbency of the Company. (A) Copies of the resolutions of the board of directors of the Company (or a duly authorized committee thereof) approving and authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to be delivered by the Company hereunder, and authorizing the borrowing of the Loans, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Company and (B) a certificate of the Secretary or Assistant Secretary of the Company (x) certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform the Loan Documents to be delivered by the Company hereunder, and (y) designating the officers to be deemed Responsible Officers under this Agreement, and certifying the names and true signature of such Responsible Officers;

(iv) Resolutions; Incumbency of the Guarantor. (A) Copies of the resolutions of the board of directors of the Guarantor (or a duly authorized committee thereof) approving and authorizing the execution, delivery and performance by the Guarantor of this Agreement, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Guarantor and (B) a certificate of the Secretary or Assistant Secretary of the Guarantor (x) certifying the names and true signatures of the officers of the Guarantor authorized to execute, deliver and perform the Loan Documents to be delivered by the Guarantor hereunder, and (y) designating the officers to be deemed Responsible Officers under this Agreement, and certifying the names and true signature of such Responsible Officers;

(v) Articles of Incorporation; By-Laws and Good Standing of the Company. Each of the following documents: (A) the articles or certificate of incorporation of the Company as in effect on the Effective Date, certified by the Secretary of State of the state of incorporation of the Company as of a recent date, and the bylaws of the Company as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of the Company as of the Effective Date; and (B) a good standing certificate for the Company from the Secretary of State of Delaware as of a recent date;

(vi) Articles of Incorporation; By-Laws and Good Standing of the Guarantor. Each of the following documents: (A) the articles or certificate of incorporation of the Guarantor as in effect on the Effective Date, certified by the Secretary of State of the state of incorporation of the Guarantor as of a recent date, and the bylaws of the Guarantor as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of the Guarantor as of the Effective Date; and (B) a good standing certificate for the Guarantor from the Secretary of State of Delaware as of a recent date;

(vii) Opinion of Counsel. An opinion of counsel for the Company and the Guarantor (which may be in-house counsel) and addressed to the

Administrative Agent and the Lenders dated as of the Effective Date substantially in the form of Exhibit H-1 hereto with such modifications as are reasonably acceptable to the Requisite Lenders;

(viii) Officer’s Certificate. A certificate of a Responsible Officer dated the Effective Date certifying that (A) the representations and warranties contained in Article V are true and correct in all material respects, (B) no Default or Event of Default has occurred and is continuing, and (C) except as disclosed on Schedules 5.05 and 5.06 hereto, there has occurred since January 31, 2010, no event or circumstance that could reasonably be expected to result in a Material Adverse Effect;

(ix) Other Documents. Such other approvals, opinions or documents as Citibank, N.A., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Lenders may reasonably request by notice to the Company prior to the Effective Date; and

(x) Payment of Fees and Attorney’s Costs. All fees required to be paid to the Administrative Agent on or before the Effective Date shall have been paid and all Attorney Costs of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.04, and invoiced to the Company prior to the Effective Date, shall have been paid.

Section 4.02. Any Extensions of Credit, Commitment Increase or Extension of Maturity Date.

The obligation of each Lender to make any Extension of Credit (other than a Foreign Currency Loan to a Foreign Borrower) and of any Issuing Bank to issue any Letter of Credit, and each Commitment Increase and each extension of the Maturity Date, are subject to the satisfaction of the following conditions precedent on the relevant Credit Date, Increase Date or Extension Date, as the case may be:

(a) Request for Extension of Credit. The Administrative Agent shall have timely received a duly completed (i) Request for Extension of Credit by Requisite Notice by the Requisite Time, (ii) LC Request by Requisite Notice by the LC Requisite Time, (iii) request for Commitment Increase or (iv) request for extension of the Maturity Date;

(b) Continuation of Representations and Warranties. The representations and warranties made by the Company contained in Article V (other than, in the case of a Borrowing or the issuance of a Letter of Credit, the representations in Section 5.05(b), 5.09(b) and 5.09(c)) shall be true and correct in all material respects on and as of such Credit Date, Increase Date or Extension Date, as the case may be, with the same effect as if made on and as of such date, except where such representations and warranties expressly relate to an earlier date; and

(c) No Existing Default. No Default or Event of Default shall exist or shall result from such Extension of Credit, issuance of such Letter of Credit, Commitment Increase or extension of the Maturity Date.

Each Request for Extension of Credit, LC Request, request for Commitment Increase and request for extension of the Maturity Date shall constitute a representation and warranty by the Company, as of the date of each such request and as of the Credit Date, Increase Date or Extension Date, as the case may be, that the conditions in this Section 4.02 are satisfied.

Section 4.03. Foreign Currency Loans.

(a) The effectiveness of any Foreign Borrower Joinder Agreement is subject to the condition that the Administrative Agent shall have received on or prior to the date of effectiveness thereof (the “Joinder Effective Date”) all of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) Foreign Borrower Joinder Agreement and Company Guaranty. A Foreign Borrower Joinder Agreement executed by the Company and the applicable Foreign Borrower, together with, in the case of the first Foreign Borrower Joinder Agreement under this Agreement, the Company Guaranty executed by the Company;

(ii) Notes. If requested by a Lender, Notes executed by such Foreign Borrower in favor of such Lender;

(iii) Resolutions, Incumbency of Foreign Borrower. (A) Copies of the resolutions of the board of directors or other governing body of such Foreign Borrower approving and authorizing the execution, delivery and performance by such Foreign Borrower of the Foreign Borrower Joinder Agreement and other Loan Documents to be delivered by such Foreign Borrower hereunder, and authorizing the borrowing of the Foreign Currency Loans, certified as of the date of the borrowing of the initial Foreign Currency Loan by the Secretary or an Assistant Secretary or similar equivalent officer of such Foreign Borrower and (B) a certificate of the Secretary or Assistant Secretary or similar equivalent officer of such Foreign Borrower (x) certifying the names and true signatures of the officers of such Foreign Borrower authorized to execute, deliver and perform the Foreign Borrower Joinder Agreement and other Loan Documents to be delivered by the Foreign Borrower hereunder, and (y) designating the officers to be deemed Responsible Officers under this Agreement, and certifying the names and true signatures of such Responsible Officers.

(iv) Articles of Incorporation; By-Laws and Good Standing of Foreign Borrower. Each of the following documents: (A) the articles or certificate of incorporation or other charter document of such Foreign Borrower as in effect on the Joinder Effective Date, certified, if available, by an appropriate government agency or similar body of the jurisdiction of incorporation of such Foreign Borrower as of a recent date, and the bylaws or similar equivalent document of such Foreign Borrower as in effect on the Joinder Effective Date, certified by the Secretary or Assistant Secretary or similar equivalent officer of such Foreign Borrower as of the Joinder Effective Date; and (B) a good standing certificate or similar equivalent document for such Foreign Borrower, if available, as of a recent date in form and substance satisfactory to the Administrative Agent;

(v) Resolutions; Incumbency of the Company. (A) Copies of the resolutions of the board of directors of the Company (or a duly authorized committee thereof) approving and authorizing the execution, delivery and performance by the Company of the Company Guaranty, certified as of the Joinder Effective Date by the Secretary or an Assistant Secretary of the Company and (B) a certificate of the Secretary or Assistant Secretary of the Company (x) certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform the Company Guaranty;

(vi) Opinion of Counsel for Foreign Borrower. An opinion of counsel for such Foreign Borrower (which may be in-house counsel) and addressed to the Administrative Agent and the Lenders dated as of the Joinder Effective Date substantially in the form of Exhibit H-2 hereto with such modifications as are reasonably acceptable to the Administrative Agent;

(vii) Opinion of Counsel for Company. An opinion of counsel for the Company (which may be in-house counsel) and addressed to the Administrative Agent and the Lenders dated as of the Joinder Effective Date substantially in the form of Exhibit H-1 hereto with such modifications as are reasonably acceptable to the Administrative Agent;

(viii) Other Documents. Such other approvals, opinions or documents as the Administrative Agent may reasonably request by notice to such Foreign Borrower prior to the Joinder Effective Date, including to comply with “know your customer” or similar identification procedures; and

(ix) Payment of Attorney’s Costs. All Attorney Costs of the Administrative Agent in connection with such Foreign Loan payable pursuant to Section 11.04, and invoiced to such Foreign Borrower prior to the date of initial borrowing of the Foreign Currency Loan under this Agreement, shall have been paid.

(b) The obligation of each Lender to make any Foreign Currency Loan to a Foreign Borrower is subject to effectiveness of a Foreign Borrower Joinder Agreement in respect of the applicable Foreign Borrower and the satisfaction of the following conditions precedent on the relevant Credit Date:

(i) Request for Extension of Credit. The Administrative Agent shall have timely received a duly completed Request for Extension of Credit by the applicable Foreign Borrower for such Foreign Currency Loan by Requisite Notice by the Requisite Time, signed by the Company in acknowledgement of its guaranty of such Foreign Currency Loan pursuant to this Agreement;

(ii) Continuation of Representations and Warranties. The representations and warranties made by the Company contained in Article V (other than, in the case of a Borrowing or the issuance of a Letter of Credit, the representations in Section 5.05(b) and 5.09(b)) shall be true and correct in all material respects on and as of such Credit Date with the same effect as if made on and as of such date, except where such representations and warranties expressly relate to an earlier date; provided, that the representation in Section 5.09(c) shall in each case be deemed to refer only to the Foreign Subsidiary requesting such Extension of Credit; and

(iii) No Existing Default. No Default or Event of Default shall exist or shall result from such Extension of Credit.

Each Request for Extension of Credit for a Foreign Currency Loan to a Foreign Borrower shall constitute a representation and warranty by each Credit Party, as of the date of each such Request and as of the applicable Credit Date that the conditions in this Section 4.03 are satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company and, solely to the extent such representation and warranty relates to such Foreign Borrower or its Subsidiaries, each Foreign Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Corporate Existence and Power.

Each Credit Party and each of its corporate Significant Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the corporate power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations, if any, under, the Loan Documents; (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect; and (d) is in compliance with every Requirement of Law except where such noncompliance would not have a Material Adverse Effect. Each Foreign Borrower is, directly or indirectly through one or more intermediaries, wholly-owned by the Company; and no Foreign Borrower is organized under the laws of any State of the United States of America or in the District of Columbia.

Section 5.02. Corporate Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party, have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its Property is subject; or (c) violate any Requirement of Law applicable to it.

Section 5.03. Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Credit Party of any Loan Document to which it is a party, other than routine filings required to be made by it in the Ordinary Course of Business after the Effective Date.

Section 5.04. Binding Effect.

Each Loan Document to which any Credit Party is a party constitutes the legal, valid and binding obligations of each such Credit Party, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.05. Litigation.

There are no actions, suits, investigations, proceedings, claims or disputes pending or to the best of the company’s knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, its Subsidiaries or any of their respective Properties which: (a) purport to affect or pertain to this Agreement, or any other Loan Document, or any of the Transactions; or (b) except as disclosed on Schedule 5.05, could reasonably be expected to result in an adverse decision which would have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority against any Credit Party purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any other Loan Document, or directing that the Transactions not be consummated as herein or therein provided.

Section 5.06. No Event of Default.

(a) No Event of Default exists or would result from the incurring of any Obligations by any Credit Party.

(b) Except as disclosed on Schedule 5.06, neither any Credit Party nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

Section 5.07. Regulations T, U and X.

Neither any of the Letters of Credit outstanding hereunder nor the proceeds of any Loan hereunder will be used, in whole or in part, to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X.

Section 5.08. Taxes.

Each Credit Party and its Subsidiaries have filed all material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

Section 5.09. Financial Condition.

(a) The audited consolidated financial statements of financial condition of the Company and its Subsidiaries, and the related consolidated statements of operations, shareholders’ equity and cash flows as of and for the Fiscal Year ended January 31, 2010: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (B) are complete and accurate in all material respects and fairly present, in all material respects, the financial condition of the Company and its consolidated subsidiaries as of the date thereof and results of operations for the period covered thereby.

(b) Since January 31, 2010, there has been no Material Adverse Effect.

(c) Each Foreign Borrower is “solvent” within the meaning given such term or similar terms under laws applicable to such Person, if any, prohibiting such Person from borrowing the Loan from the Lenders requested by or outstanding to such Person or prohibiting the Lenders from making such Loan to such Person (or any such laws that limit or restrict the Lenders’ rights to enforce their rights and remedies under both this Agreement and the Company Guaranty) on account of such Person’s financial condition at the time such Loan is made.

Section 5.10. Environmental Matters.

To the knowledge of the Responsible Officers of any Credit Party, the on-going operations of each Credit Party and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the Responsible Officers of any Credit Party, each Credit Party and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) necessary for its ordinary course operations, all such Environmental Permits are in good standing, and each Credit Party and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain or maintain such Environmental Permits or such noncompliance would not be reasonably likely to have a Material Adverse Effect.

Section 5.11. Subsidiaries.

As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed on Schedule 5.11.

Section 5.12. [Reserved].

Section 5.13. Full Disclosure.

Each Credit Party has made available, through the reports and other filings made by such Credit Party under the Exchange Act or Securities Act or through the Administrative Agent, to the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject and all reports or other filings made by such Credit Party under the Exchange Act or Securities Act, and disclosed, through the reports and other filings made by such Credit Party under the Exchange Act or Securities Act or otherwise, all other matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports, financial statements, certificates or other information certified as being true and correct by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so certified) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.14. Investment Company Act.

No Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Title to Properties.

(a) Each Credit Party and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, except for Liens permitted by Section 7.01 and for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.16. Specially Designated Nationals and Blocked Persons List.

None of the Credit Parties or the Subsidiaries of the Credit Parties are identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets, Department of the Treasury, and/or on any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation or is a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation or Executive Order of the President of the United States.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any principal of, or interest on, any Loan or fee due hereunder remains unpaid, or any portion of the Commitments remains in force:

Section 6.01. Financial Statements.

The Company shall deliver to the Administrative Agent, with sufficient copies for each Lender or via electronic image:

(a) as soon as available, but not later than 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries for the periods indicated in conformity with

GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company’s or any Subsidiary’s records; and

(b) as soon as available, but not later than 50 days after the end of each of the first three Fiscal Quarters of each year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such quarter, setting forth the financial position and the results of operations of the Company and its Subsidiaries in conformity with GAAP applied on a basis consistent with prior years, subject to changes resulting from audit and normal year-end adjustments.

Section 6.02. Certificates; Other Information.

The Company shall deliver to the Administrative Agent, with sufficient copies for each Lender or via electronic image:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) a Compliance Certificate signed by a Responsible Officer; and

(b) promptly, such additional business, financial, corporate affairs and other information in form and detail satisfactory to the Agent and the Requisite Lenders as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Section 6.03. Notices.

Promptly upon a Responsible Officer of any Credit Party becoming aware of the same, such Credit Party shall promptly notify the Administrative Agent (who shall notify each Lender)

(a) of the occurrence of any Default or Event of Default;

(b) of any dispute, litigation, investigation, proceeding or suspension which may exist at any time between such Credit Party or any of its Subsidiaries and any Governmental Authority or any Person which would reasonably be expected to have a Material Adverse Effect;

(c) upon, but in no event later than 10 days after, a Responsible Officer becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against any Credit Party, any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, and (ii) any other material Environmental Claims, which in the case of clauses (i) and (ii) would reasonably be expected to have a Material Adverse Effect; and

(d) any public announcement of any change in the Pricing Ratings.

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the applicable Credit Party setting forth details of the occurrence referred to therein, and stating what action (if any is required) the Credit Parties propose to take with respect thereto.

Section 6.04. Preservation of Corporate Existence, Etc.

Each Credit Party shall, and shall cause its Significant Subsidiaries to, (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation and (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business the non-preservation of which would reasonably be expected to have a Material Adverse Effect; provided that nothing herein shall prevent a consolidation or merger of such Credit Party or any of its Significant Subsidiaries to the extent permitted by the provisions of Section 7.03.

Section 6.05. Maintenance of Property.

Each Credit Party shall, and shall cause each of its Significant Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, in such Credit Party’s reasonable judgment the non-maintenance or non-preservation of which would reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall require the making of any repair or replacement of or to any particular Property that would not be required in the exercise of sound business judgment.

Section 6.06. Insurance.

Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers’ compensation insurance, public liability and Property and casualty insurance; provided that such Credit Party or any of its Subsidiaries may self-insure to the extent that it maintains adequate reserves therefor and self-insurance is customary and prudent in its business judgment.

Section 6.07. Compliance with Laws.

Each Credit Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with any Requirement of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such Requirement of Law the non-compliance with which would not be reasonably expected to have a Material Adverse Effect.

Section 6.08. Inspection of Property and Books and Records.

Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of such Credit Party and such Subsidiaries. Each Credit Party shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants (provided that such Credit Party may, if it chooses, be present at any such discussions) at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Credit Party; provided that the foregoing shall be subject to compliance with applicable security regulations of any Governmental Authority and shall not require any Credit Party to permit inspection of any Properties or financial or operating records to an extent that would require such Credit Party or any of its Subsidiaries to reveal any of its trade secrets, research data or proprietary information which its management in good faith believes to be irrelevant to this Agreement.

Section 6.09. Environmental Laws.

Each Credit Party shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Properties in compliance with all Environmental Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

Section 6.10. Use of Proceeds.

The Credit Parties shall use the proceeds for working capital, capital expenditures and other general corporate purposes of the applicable Borrower and its Subsidiaries and not in contravention of any Requirement of Law.

Section 6.11. Regulatory Approvals.

Each Credit Party shall, and shall cause each of its subsidiaries to, maintain all material licenses, permits, authorizations and regulatory approvals necessary to own and operate facilities and to comply with all applicable laws and regulations, except for such non-maintenance or non-compliance as would not be reasonably expected to have a Material Adverse Effect.

Section 6.12. Transactions with Officers, Directors and Affiliates.

(a) No Credit Party shall, and each Credit Party shall cause each of its Subsidiaries not to, engage in transactions with their respective officers and directors other than on an arms-length basis.

(b) Each Credit Party shall, and shall cause each of its Subsidiaries to, exercise reasonable business judgment in entering in transactions with their Affiliates.

ARTICLE VII

NEGATIVE COVENANTS

So long as any principal of, or interest on, any Loan or fee due hereunder remains unpaid, or any portion of the Commitments remains in force, the Company shall not, directly or indirectly:

Section 7.01. Liens, Negative Pledges.

(a) Make, create, incur, assume or suffer to exist, or permit the Guarantor or any Significant Subsidiary of the Company to make, crease, incur, assume or suffer to exist, any Lien upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of its Indebtedness, except:

(i) Liens existing as of the Effective Date;

(ii) Liens granted after the Effective Date created in favor of the Administrative Agent, the Issuing Banks and the Lenders;

(iii) Liens securing Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred hereunder so long as such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(iv) Permitted Liens.

(b) Notwithstanding Section 7.01(a), the Company, the Guarantor and any of the Company’s Significant Subsidiaries may create or incur Liens which would otherwise be subject to the restrictions set forth in Section 7.01(a), if after giving effect thereto, its Aggregate [Basket] Debt does not exceed 15% of its Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien.

Section 7.02. Limitation on Sale and Lease-Back Transactions

(a) Enter into, or permit the Guarantor or any Significant Subsidiary of the Company to enter into, any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(i) such transaction was entered into prior to the Effective Date;

(ii) such transaction was for the sale and leasing back to the Company, the Guarantor or any of the Company’s Significant Subsidiaries of any Property by one of the Company’s Subsidiaries;

(iii) such transaction was for the sale and leasing back to the Company, the Guarantor or any of the Company’s Significant Subsidiaries of any Property by any domestic or foreign government agency in connection with pollution control, industrial revenue, private activity bonds or similar financing;

(iv) such transaction involves a lease for less than three years;

(v) the Company, the Guarantor or any of the Company’s Significant Subsidiaries would be entitled to incur Indebtedness secured by a mortgage on the Property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction; or

(vi) the Company, the Guarantor or any of the Company’s Significant Subsidiaries applies an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of its long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction.

(b) Notwithstanding Section 7.02(a), the Company, the Guarantor or any of the Company’s Significant Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the restrictions set forth in Section 7.02(a) if, after giving effect thereto and at the time of determination, its Aggregate [Basket] Debt does not exceed 15% of its Consolidated Net Worth calculated as of the closing date of the sale and lease-back transaction.

Section 7.03. Mergers; Dispositions.

Sell or otherwise transfer, or permit any of its Subsidiaries to, sell or otherwise transfer all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person, and the Company will not consolidate or merge with or into any other Person unless the Company shall be the continuing or surviving corporation.

Section 7.04. Synthetic Leases.

Create, incur, assume, suffer to exist, or otherwise be liable, directly or indirectly, with respect to, any Synthetic Leases or permit any of its Significant Subsidiaries to do so, except for Synthetic Leases related to tangible Property having a value (determined at the time of each transaction) not exceeding $300,000,000 in aggregate amount at any time.

Section 7.05. Interest Coverage Ratio.

The Company shall maintain, as of the last day of any Fiscal Quarter, an Interest Coverage Ratio of not less than 3.5 to 1.0 for each period of four consecutive fiscal quarters then ended, commencing with the four fiscal quarters ended January 31, 2011.

Section 7.06. Ratio of Consolidated Funded Debt to EBITDA.

The Company shall maintain, as of the last day of any Fiscal Quarter, a ratio of Consolidated Funded Debt to EBITDA of not more than 3.00 to 1.00 for each period of four consecutive fiscal quarters then ended, commencing with the four fiscal quarters ended January 31, 2011.

Section 7.07. Accounting Changes.

Make, or permit any of its Significant Subsidiaries to make, any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or, unless notice has been provided to the Administrative Agent, change the Fiscal Year of the Company or any of its Significant Subsidiaries.

Section 7.08. Change in Nature of Business.

Make any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole, other than any business substantially related or incidental thereto.

Section 7.09. Hedging Agreements.

Enter into, or permit any of its Significant Subsidiaries to enter into, any Hedging Agreement, other than Hedging Agreements entered into to hedge or mitigate risks to which the Company or any of its Subsidiaries, is exposed in the conduct of its business or management of its assets or liabilities.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

Section 8.01. Events of Default.

The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a) Non-Payment. Any Credit Party fails to pay, (i) within one day after the same shall become due any amount of principal of any Loan, or (ii) within five days after the same shall become due, any interest on any Loan, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty. Any material representation or warranty by any Credit Party made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by any Credit Party, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in Section 6.04(a), or the Company fails to perform or observe any term, covenant or agreement contained in Section 6.03(a), 7.03, 7.05 or 7.06; or

(d) Other Defaults. Any Credit Party fails to perform any other term, covenant or agreement contained in any Loan Document not specifically mentioned in this Section 8.01 and, such default shall continue unremedied for a period of 30 days after notice by the Administrative Agent thereof; provided that if the default in question is capable of being cured and throughout the grace period the applicable Credit Party has been diligent in its pursuit of a remedy in respect of the default in question and has notified the Administrative Agent on or prior to the expiration of such grace period of the remedy and the actions being taken by such Credit Party, then such Credit Party shall have an additional period of 30 days to remedy such default; or

(e) Cross Default. Any of the Company, its Subsidiaries or any other Credit Party (i) fail to make any payment in respect of any Indebtedness (not including non-recourse Indebtedness) owing to any Person (other than the Obligations hereunder) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, provided that this clause (ii) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f) Insolvency; Voluntary Proceedings. Any Credit Party or Significant Subsidiary of the Company (i) generally fails to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commence any Insolvency Proceeding with respect to itself; or (iv) take any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or Significant Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, in each case relating to an Insolvency Proceeding, is issued or levied against a substantial part of any Credit Party’s or any such Significant Subsidiary’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Credit Party or any Significant Subsidiary of the Company admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Significant Subsidiary of the Company acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) ERISA. A Credit Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of a Credit Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan or a determination that a Multiemployer Plan is “insolvent” or in “endangered” or “critical” status within the meaning of Title IV of ERISA; or

(i) Monetary Judgments. One or more final (non-interlocutory) judgments, orders or decrees shall be entered against any of the Company any of its Subsidiaries or any other Credit Party, involving in the aggregate a liability (not fully covered by independent third-party insurance and for which the relevant insurer has not denied liability) as to any single or related series of transactions, incidents or conditions, of $100,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof or such later time as may be provided for the filing of an appeal; or

(j) Change in Control. (i) Any Person (other than a Plan or Plans) or two or more Persons (other than a Plan or Plans) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 40% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; (ii) individuals who at the beginning of any two year period constituted the Board of Directors of the Company cease for any reasons (other than due to death or disability) to constitute a majority of the directors then in office (except to the extent that individuals who were directors at the beginning of such two year period were subsequently replaced by individuals (x) elected by a majority of the remaining members of the Board of Directors of the Company or (y) nominated for election by a majority of the remaining members of the Board of Directors of the Company and thereafter elected as directors by the shareholders of the Company), or (iii) any Foreign Borrower ceases to be a Subsidiary of the Company at any time when Foreign Currency Loans to such Foreign Borrower are outstanding; or

(k) Repudiation of Guaranties. Any provision of Article X or the Company Guaranty for any reason other than satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Guarantor or the Company contests in any manner the validity or enforceability of any provision of Article X or the Company Guaranty, respectively; or the Guarantor or the Company denies that it has any or further liability or obligation under any provision of Article X or the Company Guaranty, respectively, or purports to revoke, terminate or rescind any provision thereof.

Section 8.02. Remedies Upon Event of Default.

Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by any Requirement of Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(f)(iii) or 8.01(g) in respect of the Company or the Guarantor,

(i) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon, all obligations relating to the LC Exposure at such time and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by such Credit Party; and

(ii) on the Business Day that the Company receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated pursuant to clause (i) above, Lenders with LC Exposure representing 51% or more of the total LC Exposure) demanding the deposit of cash collateral pursuant to this clause (ii), the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date, which amount shall be applied as provided in Section 8.02(f).

(b) Upon the occurrence of any Event of Default described in Section 8.01(f)(iii) or 8.01(g) in respect of the Company or the Guarantor,

(i) the Commitments and all other obligations of the Administrative Agent or the Lenders and all rights of any Credit Party under the Loan Documents shall terminate without notice to or demand upon such Credit Party, which are expressly waived by such Credit Party and the unpaid principal of all Loans, all interest accrued and unpaid thereon, all obligations relating to the LC Exposure at such time and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by any Credit Party; and

(ii) the Company shall forthwith deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure, which amount shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by any Credit Party, and shall be applied as provided in Section 8.02(f).

(c) Upon the occurrence of any Event of Default, the Administrative Agent shall, at the request of the Requisite Lenders, or may with the consent of the Requisite Lenders, without notice to (except as expressly provided for in any Loan Document) or demand upon any Credit Party, which are expressly waived by any Credit Party (except as to notices expressly provided for in any Loan Document), proceed to protect, exercise and enforce the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents against any Credit Party and such other rights and remedies as are provided by Requirement of Law or equity.

(d) The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement not existing or hereafter arising.

(e) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable Attorneys Costs incurred by the Administrative Agent and the Lenders), and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing any Credit Party’s Obligations hereunder, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or under any Requirement of Law or in equity.

(f) Cash collateral deposited with the Administrative Agent as provided in Section 2.13(e) or upon the occurrence of an Event of Default pursuant to clause (ii) of Section 8.02(a) or clause (ii) of Section 8.02(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over funds so deposited and shall invest and reinvest such funds in short-term instruments in the manner and to the extent the Administrative Agent deems consistent with the use of such funds as collateral for the performance of the Company’s obligations hereunder. Other than any interest earned on the investment or reinvestment of such funds in accordance with the preceding sentence, all investment and reinvestment shall be made at the Company’s risk and expense and the cash collateral deposited shall not bear interest for the account of the company. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authority.

Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02. Administrative Agent Individually.

(a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any of their Subsidiaries or other Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender.

(b) Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company or another Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their

Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.

Section 9.03. Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Requisite Lenders (or such other number or percentage of the

Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 or 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 9.04. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article IX and Section 11.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.06. Indemnification.

Each Lender shall, ratably in accordance with its Pro Rata Share (if the Commitments are then in effect) or in accordance with its proportion of the aggregate outstanding Loans (if the Commitments have then been terminated), indemnify and hold the Administrative Agent and its Affiliates, directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, Attorneys Costs that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than Loan losses incurred by reason of the failure of any Credit Party to pay the Loans) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct, provided that such indemnified liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement, as the case may be, was incurred by or asserted against the Administrative Agent or against any of its Affiliates and their respective directors, officers, employees, agents and advisors acting for the

Administrative Agent in its capacity as Administrative Agent. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that any Credit Party is required by Section 11.04 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 9.06 shall entitle the Administrative Agent to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from the Company or any of its Subsidiaries. To the extent that the Administrative Agent is later reimbursed such cost or expense by any Credit Party or any of its Subsidiaries, it shall return the amounts paid to it by the Lenders in respect of such cost or expense.

Section 9.07. Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent of the Borrower if no Event of Default is continuing, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Requisite Lenders with the consent of the Borrower if no Event of Default is continuing, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan

Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.08. Non-Reliance on Administrative Agent and Other Lenders.

(a) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Extensions of Credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Extensions of Credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Company and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 9.09. Documentation Agent; Syndication Agent.

None of the Persons identified on the facing page or signature pages of this Agreement as a Co-Documentation Agent, Syndication Agent or Joint Bookrunner and Lead Arranger shall have any right, power, obligation, liability or responsibility or duty under this Agreement other than those applicable to such Persons in their capacities as Lenders, if any. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relations with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking any action hereunder.

ARTICLE X

GUARANTY

Section 10.01. Guaranty.

The Guarantor hereby unconditionally and irrevocably guaranties, as primary obligor and joint and several co-debtor and not merely as a surety, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations of each of the Borrowers (the “Borrower Obligations”), and the Guarantor further agrees to pay the expenses which may be paid or incurred by any Guarantied Party in collecting any or all of the Borrower Obligations and enforcing any rights under this Guaranty or under the Borrower Obligations in accordance with the Credit Agreement. This Guaranty shall remain in full force and effect until the Borrower Obligations (other than any contingent indemnity or expense reimbursement obligations) are paid in full and all Commitments are terminated.

Section 10.02. Waiver of Subrogation.

Notwithstanding any payment or payments made by the Guarantor (or any setoff or application of funds of the Guarantor by any Guarantied Party) in respect of unpaid Borrower Obligations of any Borrower, the Guarantor shall not be entitled to be subrogated to any of the rights of any Guarantied Party against such Borrower or any collateral security or guaranty or right to offset held by any Guarantied Party for the payment of such Borrower Obligations, nor shall the Guarantor seek reimbursement from any such Borrower in respect of payments made by the Guarantor hereunder, in each case until such time as (i) all Borrower Obligations (other than any contingent indemnity or expense reimbursement obligations) of such Borrower shall have been paid in full and (ii) no Default or Event of Default has occurred and is continuing.

Section 10.03. Modification of Borrower Obligations.

The Guarantor hereby consents that, without the necessity of any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of the Borrower Obligations made by any Guarantied Party may be rescinded by such Guarantied Party, and the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guarantied Party, and that this Agreement, any Notes, and the other Loan Documents, including without limitation, any collateral security document or other guaranty or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Guarantied Parties may deem advisable from time to time, and, to the extent permitted by applicable law, any collateral security or guaranty or right of offset at any time held by any Guarantied Party, for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor which, to the fullest extent permitted by law, will remain bound hereunder notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. No Guarantied Party shall have any obligation to protect, secure, perfect or insure any collateral security document or property subject thereto at any time held as security for the Borrower Obligations. When making any demand hereunder against the Guarantor, any Guarantied Party may, but shall be under no obligation to, make a similar demand on any other party or any other guarantor and any failure by any Guarantied Party to make such demand or to collect any payments from any Credit Party or any such other guarantor shall not, to the fullest extent permitted by law, relieve the Guarantor of its obligations or liabilities hereunder, and shall, to the fullest extent permitted by law, not impair of affect the rights and remedies, express or implied, or as a matter of law, of any Guarantied Party, against the Guarantor. For the purposes of this Section “demand” shall include the commencement and continuance of legal proceedings.

Section 10.04. Waiver of the Guarantor.

The Guarantor waives the benefits of division and discussion and any and all notice of the creation, renewal, extension or accrual of the Borrower Obligations, and notice of proof of reliance by any Guarantied Party upon this Guaranty or acceptance of this Guaranty, and the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted, continued or incurred in reliance upon this Guaranty, and all dealings between the Guarantor and any Guarantied Party shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the relevant Borrower or the Guarantor with respect to the relevant Borrower Obligations. This Guaranty shall, to the fullest extent permitted by law, be construed as continuing absolute and unconditional guaranty of payment without regard to the validity, regularity or enforceability of this Agreement, any Note, or any other Loan Document, including, without limitation, any collateral security or guaranty therefor or right to offset with respect thereto at any time or from time to time held by any Guarantied Party and without regard to any defense, setoff or counterclaim which may at any time be available to or may be asserted by any Credit Party against the Administrative Agent, any Issuing Bank or any Lender, or any other Person, or by any other circumstance whatsoever (with or without notice to or knowledge of any Credit Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party for any of its Borrower Obligations, or of the Guarantor under this Guaranty in bankruptcy or in any other instance, and the obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent, any Issuing Bank, any Lender or any other Person at any time of any right or remedy against any Borrower or against any other Person which may be or become liable in respect of any Borrower Obligations or against any collateral security or guaranty therefor or right to offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Guarantied Parties and their successors, indorsees, tranferees and assigns, until the Borrower Obligations shall have been satisfied in full and the Commitments shall be terminated.

Section 10.05. Reinstatement.

This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Borrower Obligations is rescinded or must otherwise be restored or returned by any Guarantied Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Guarantor or any Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Guarantor, any Borrower or any substantial party of their respective property, or otherwise, all as though such payments had not been made.

Section 10.06. Continuing Guaranty.

This Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Borrower Obligations (other than any contingent indemnity or expense reimbursement obligations) have been satisfied in full.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Amendments; Consents.

No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Credit Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which such Credit Party is a party, signed by such Credit Party and, in the case of any amendment, modification or supplement affecting the rights and duties of the Administrative Agent, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of each Lender directly affected thereby, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To decrease the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or to increase the amount of the Commitment or the Pro Rata Share of such Lender, or to decrease the amount of any Facility Fee payable to such Lender or any other fee or amount payable to such Lender under the Loan Documents;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Loan or any installment of any Facility Fee or any other fee or amount payable to such Lender under the Loan Documents, or to extend the term of the Commitments;

(c) To amend the provisions of the definition of “Requisite Lenders,” Article IV or this Article;

(d) To release the Company from its Obligations under the Company Guaranty, to release the Guarantor from its Obligations under Section 10.01 hereof or to release any Foreign Borrower from its obligations under any Foreign Borrower Joinder Agreement in respect of outstanding Foreign Currency Loans; or

(e) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

Section 11.02. Notices.

(a) Except as otherwise expressly provided in the Loan Documents and subsection (b) below, all notices, requests, demands, directions and other communications provided for therein shall be given by Requisite Notice and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:

Courier	On scheduled delivery date

Facsimile	When transmission complete

Mail	Fourth Business Day after deposit in U.S. mail

Personal delivery	When received

Telephone	When answered

provided, however, that notice to the Administrative Agent pursuant to Article II or IX shall not be effective until actually received by the Administrative Agent. The Administrative Agent and any Lender shall be entitled to rely and act on any notice purportedly given by or on behalf of any Credit Party even if such notice (i) was not made in a manner specified herein, (ii) was incomplete, or (iii) was not preceded or followed by any other notice specified herein or the terms of such notice as understood by the recipient varied from any subsequent related notice provided for herein. The applicable Credit Party shall indemnify the Administrative Agent and any Lender from any loss, cost, expense or liability as a result of relying on any notice permitted herein.

(b) So long as Citibank, N.A. or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 6.01 shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. Each Credit Party agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Credit Parties, any of their Subsidiaries or any other materials or matters relating to this Agreement, the other Loan Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Credit Parties acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

Section 11.03. No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of any Lender or the Administrative Agent or any Issuing Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, powers, privileges and remedies of the Administrative Agent, the Issuing Banks and the Lenders provided herein or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Requirement of Law or equity. The terms and conditions of Article IX are inserted for the sole benefit of the Administrative Agent, the Issuing Banks and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent’s, the Issuing Banks’ or the Lenders’ rights to assert them in whole or in part in respect of any other Loan.

Section 11.04. Costs and Expenses.

The Company shall pay, whether or not the Transactions shall be consummated:

(a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citibank, N.A. (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Syndication Agent) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and

(b) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement during the continuance of a Default or Event of Default, including its rights under this Section, or in connection with Letters of Credit or Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit or Loans.

Section 11.05. Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which each of the Credit Parties is a party will be binding upon and inure to the benefit of each Credit Party, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that (i) no Credit Party may assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders, and (ii) no Lender may assign or transfer its rights or obligations hereunder except in accordance with this Section. Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement, including to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

(b) From time to time following the Closing Date, each Lender may assign to one or more assignees all or any portion of its Pro Rata Share; provided that (i) so long as no Default or Event of Default has occurred and is continuing such assignee shall be an Eligible Assignee and, if such assignee is not then a Lender, an Affiliate of a Lender or a CLO, any such assignment shall require the prior written consent of the Company, (ii) any such assignment shall require the prior written consent of the Administrative Agent, (iii) any such assignment shall require the written consent of each Issuing Bank, (iv) except in the case of an assignment to an Affiliate of the assigning Lender, to a CLO administered or managed by the assigning Lender or an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender; the assignment shall not assign a Pro Rata Share which is equivalent to less than the Minimum Amount therefore and (v) in no event shall any assignment be made to the Company or any of its Subsidiaries. No consent required by this section 11.05(b) shall be unreasonably withheld or delayed; it being understood that it shall not be deemed unreasonable to withhold such consent if based solely on the desire to avoid the payment of additional costs or taxes. A copy of a Notice of Assignment and Acceptance shall be delivered to the Administrative Agent with respect to any assignment. The effective date of any such assignment shall be as specified in the Notice of Assignment and Acceptance, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Notice of Assignment and

Acceptance. Upon acceptance by the Administrative Agent of such Notice Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Each Credit Party agrees that it shall execute and deliver upon request (against delivery by the assigning Lender to such Credit Party of any Note) to such assignee Lender, one or more Notes evidencing that assignee Lender’s Pro Rata Share, and to the assigning Lender if requested, one or more Notes evidencing the remaining balance Pro Rata Share retained by the assigning Lender.

(c) By executing and delivering a Notice of Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance by any Credit Party of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) After receipt of a completed Notice of Assignment and Acceptance, and receipt of an assignment fee of $3,500 from such Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to the Company and the Lenders a revised Schedule 11.02 giving effect thereto.

(e) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may from time to time grant participations to one or more banks or other financial institutions (including another Lender) in a portion of its Pro Rata Share; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Article III but only to the extent that the cost of such benefits to the Company does not exceed the cost which the Company would have incurred in respect of such Lender absent the participation, (iv) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation shall not restrict an increase in the Commitments or in the granting Lender’s Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduce the rate of interest owing to such participant, any fee or any other monetary amount owing to such participant or (C) reduce the amount of any installment of principal owing to such participant. A Lender granting a participation in accordance with this clause (e) shall give Requisite Notice to the Company on by executing and delivering a Notice of Participation no later than 5 Business Days after the effective date of such participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that Commitments, Loans, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 11.06. Sharing of Setoffs.

Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against any Credit Party or otherwise, receives payment of the Obligations held by it that is ratably more than all Extensions of Credit made by any other Lender, through any means, then, subject to any applicable Requirement of Law: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that (i) if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by such Credit Party or any Person claiming through or succeeding to the rights of such Credit Party, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest and (ii) the provisions of this Section 11.06 shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.11, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Exposures to any assignee or participant). Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Each Credit Party expressly consents to the foregoing arrangements and agree that any Lender holding a participation in an Obligation so purchased may, to the fullest extent permitted by any applicable Requirement of Law, exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

Section 11.07. Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

Section 11.08. Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 11.09. No Third Parties Benefited.

This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Administrative Agent and the Lenders, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Administrative Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 11.10. Time.

Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

Section 11.11. GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any Lender, or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees, to the fullest extent permitted by applicable law, that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction. Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 11.12. WAIVER OF JURY TRIAL.

THE CREDIT PARTIES, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ADMINISTRATIVE AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE CREDIT PARTIES, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 11.13. Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between the Credit Parties, the Administrative Agent and the Lenders, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, and any prior arrangements made with respect to the payment by the Credit Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or any Lender.

Section 11.14. Interpretation.

This Agreement is the result of negotiations between and has been reviewed by counsel to the Administrative Agent, the Lenders, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Administrative Agent or any Lender merely because of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents and agreements.

Section 11.15. Nature of Lenders’ Obligations.

The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with any Credit Party or any Affiliate of any Credit Party. Each Lender’s obligation to make any Loan pursuant hereto is several and not joint or joint and several. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender except as expressly provided for herein. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so except as expressly provided for herein. The Administrative Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to the Company, to replace such a Lender in default.

Section 11.16. Indemnity; Damage Waiver.

(a) The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any exchange or conversion of currencies in connection with Section 2.06 or otherwise, (iv) any civil penalty or fine assessed by the Office of Foreign Assets Control, Department of the Treasury, against the Administrative Agent or any Lender, and all reasonable costs or expenses (including counsel fees and disbursements) incurred in connection with the defense thereof, as a result of any violation of the representations made in Section 5.16, (v) the issuance of any Letter of Credit or (vi) the failure of any Issuing Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any Governmental Authority, (vii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of its

Subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of its Subsidiaries or (viii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, provided that the foregoing shall not release any Indemnitee from its obligations under this Agreement. As between the Company and each Issuing Bank, the Company assumes all risks of the acts and omissions of, or misuse of a Letter of Credit by, a beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, no Indemnitee shall be responsible for any of the following: (A) the form, validity, sufficiency, accuracy, genuineness or legal effects of any documents submitted by any party in connection with the request and application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason whatsoever; (C) any failure of a beneficiary of any Letter of Credit to comply with any condition of drawing thereunder; (D) any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not in cipher; (E) any error in interpretation; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) any misapplication by a beneficiary of any Letter of Credit of the proceeds of any drawing thereunder; or (H) any consequences arising from or related to events or circumstances beyond the control of the applicable Issuing Bank, including any act or omission, whether rightful or wrongful, of any Governmental Authority. In furtherance and not in limitation of the specific provisions herein set forth, any action taken or omitted by the applicable Issuing Bank under or in connection with any Letter of Credit or related certificates, if taken or omitted in good faith, shall not result in or give rise to any liability of any Indemnitee to the Company; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b) The Company shall indemnify the Administrative Agent and each Lender for funding costs or funding losses (excluding loss of margin) if prepayment or conversion of a IBOR Loan occurs prior to the end of an Interest Period, if caused or requested by any Credit Party or if any Credit Party fails to consummate a IBOR Loan because conditions precedent to borrowing or conversion are not satisfied.

Section 11.17. Nonliability of the Lenders.

Each Credit Party acknowledges and agrees that the relationship between each Credit Party and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of any Credit Party or its Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Credit Party or its Affiliates, or to owe any fiduciary duty to any Credit Party or its Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to any Credit Party or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform such Credit Party or its Affiliates of any matter in connection with its Property or the operations of such Credit Party or its Affiliates; each Credit Party and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither any Credit Party nor any other Person is entitled to rely thereon.

Section 11.18. Failure to Charge Not Subsequent Waiver.

Any decision by the Administrative Agent or any Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

Section 11.19. Headings.

Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

Section 11.20. Tax Forms.

(a) Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code shall deliver to the Administrative Agent and the Company, (a) within 20 days after the Closing Date, or (b) to the extent that it is lawfully able to do so, prior to accepting an assignment in respect of Dollar Loans, two duly signed completed copies of either Form W-8BEN (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by any Credit Party pursuant to this Agreement) or Form W-8ECI (relating to all payments to be made to such Person by any Credit Party pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-8 or W-9) satisfactory to the Company and the Administrative Agent that no withholding under the U.S. federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent and the Company two such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by the Company pursuant to this Agreement, but only to the extent that it is lawfully able to do so, and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office, if any) to avoid any Requirement of Law that a Borrower or the Administrative Agent make any deduction or withholding for taxes from amounts payable to such Person or that would eliminate or reduce amounts payable by a Borrower pursuant to Section 3.01. If such Person fails to timely deliver the above forms or other documentation, then the Administrative Agent or the Borrowers may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent or the Borrowers did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest and costs and expenses (including reasonable Attorneys Fees of the Administrative Agent). The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

(b) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 11.20(b) FATCA shall include any Treasury regulations or interpretations thereof.

(c) Any Lender that is a “U.S. person” (within the meaning of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from backup withholding of U.S. federal income tax.

Section 11.21. Confidentiality.

(a) Each Lender agrees to hold any confidential information that it may receive from any Credit Party pursuant to this Agreement in confidence, except for disclosure: (a) to a Lender’s Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that such Person will be informed of the confidential nature of such information and are obligated to keep it confidential); (b) to other Lenders and their Affiliates (it being understood that such Person will be informed of the confidential nature of such information and are obligated to keep it confidential); (c) to legal counsel and accountants for any Credit Party or any Lender; (d) to other professional advisors to any Credit Party or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section; (e) to regulatory officials having jurisdiction over that Lender; (f) as required by Requirement of Law or legal process or in connection with any legal proceeding to which that Lender and any Credit Party is adverse parties; and (g) to (i) another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Loans, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to any Credit Party and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, provided that, in each case, the recipient has agreed to treat such information confidentially on a basis similar to the foregoing. For purposes of the foregoing, “confidential information” shall mean any information respecting any Credit Party or its Subsidiaries received from any Credit Party or its representatives, other than (i) information previously filed with any Governmental Authority and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by any Credit Party to any Person on a non-confidential basis. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to any Credit Party.

(b) Notwithstanding any other provision in this Agreement, each of the parties hereto (and each employee, representative, or other agent of any such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(c) Each Lender hereby notifies the Company that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 11.22. Judgment.

(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Foreign Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SAIC, INC.,
a Delaware corporation, as Company

By:	/s/ Steven P. Fisher
	Name:	Steven P. Fisher
	Title:	Senior Vice President and
Treasurer

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation, as Guarantor

By:	/s/ Steven P. Fisher
	Name:	Steven P. Fisher
	Title:	Senior Vice President and
Treasurer

S–1

CITIBANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Susan M. Olsen
	Name:	Susan M. Olsen
	Title:	Vice President

S–2

BANK OF AMERICA, N.A.,
as Issuing Bank,

By:	/s/ Kenneth Beck
	Name:	Kenneth Beck
	Title:	Director

S–3

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Kenneth Beck
	Name:	Kenneth Beck
	Title:	Director

S–4

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

S–5

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Kurt R. Foellmer
	Name:	Kurt R. Foellmer
	Title:	Director

S–6

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Vanessa Sheh Meyer
	Name:	Vanessa Sheh Meyer
	Title:	Senior Vice President

S–7

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Paul F. Noel
	Name:	Paul F. Noel
	Title:	Managing Director

S–8

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Conan Schleicher
	Name:	Conan Schleicher
	Title:	V.P.

S–9

SOCIETE GENERALE,
as a Lender

By:	/s/ Milissa A. Goeden
	Name:	Milissa A. Goeden
	Title:	Director

S–10

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Mary E. Evans /s/ Irja R. Otsa
	Name:	Mary E. Evans	Irja R. Otsa
	Title:	Associate Director	Associate Director

S–11

EXHIBIT A

REQUEST FOR EXTENSION OF CREDIT

Date:                 ,

To:	Citibank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among SAIC, Inc., a Delaware corporation (the “Company”), Science Applications International Corporation, a Delaware corporation, as guarantor, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined have the meaning as defined in the Agreement.

[Insert if a Foreign Currency Loan is requested by a Foreign Borrower – Reference is further made to that certain Foreign Borrower Joinder Agreement, dated as of                     , among [Name of Foreign Borrower], a                     , organized under the laws of                      (the “Foreign Borrower”), Citibank, N.A., as Administrative Agent under the Agreement, and the Lenders party thereto.]

The undersigned hereby requests a (select one):

         Borrowing of Loans

         Conversion or Continuation of Loans

1.	On , 20

2.	In the amount of [specify currency]

3.	Comprised of

              (type of Loan requested)

4.	If applicable: with an Interest Period of months/days.

The foregoing request complies with the requirements of Article II of the Agreement. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect and to the application of the proceeds therefrom:

A–1

(a) the representations and warranties made by the Company [Insert if a Foreign Currency Loan is requested by a Foreign Borrower – and to the extent such representation and warranty relates to the Foreign Borrower, made by the Foreign Borrower] contained in Article V (other than the representations in Section 5.05(b) and 5.09(b) [Insert if a Loan is requested by the Company – and 5.09(c)]) of the Agreement shall be true and correct in all material respects on and as of such Credit Date with the same effect as if made on and as of such date, except where such representations and warranties expressly relate to an earlier date; and

(c) no Default or Event of Default has occurred and is continuing, or would result from such proposed Extension of Credit.

[Insert if a Foreign Currency Loan is requested by a Foreign Borrower –

NAME OF FOREIGN BORROWER
organized under the laws of

By:

Name:
Title:]

SAIC, INC., a Delaware corporation

By:

Name:
Title:

A-2

EXHIBIT B

COMPLIANCE CERTIFICATE

Financial Statement Date:                 ,

To:	Citibank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among SAIC, Inc., a Delaware corporation (the “Company”), Science Applications International Corporation, a Delaware corporation, as guarantor, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Agreement” the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use the following paragraph when delivering this Compliance Certificate in connection with the annual financial statements pursuant to Section 6.01(a).]

1. Attached as Schedule 1 hereto is a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the above date and the related statements of income and cash flows for the Fiscal Year ended on such date, setting forth in each case in comparative form the figures for the previous year, accompanied by the opinion of Deloitte & Touche LLP or another nationally recognized independent public accounting firm which report states that such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion is not qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company’s or any Subsidiary’s records; and

[Use the following paragraph when delivering this Compliance Certificate in connection with the quarterly financial statements pursuant to Section 6.01(b).]

1. Attached as Schedule 1 hereto is a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the above date and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of the quarter ended on such date, setting forth the financial position and the results of operations of the Company and its Subsidiaries in conformity with GAAP applied on a basis consistent with prior years, subject to changes resulting from audit and normal year-end adjustments; and

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3. To the best of the undersigned’s knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

SAIC, INC.,
a Delaware corporation

By:
Name:
Title:

Date: , For the Fiscal Quarter/Year ended: ,

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

(all calculations are for the Company and its Subsidiaries

on a consolidated basis)

I.	Section 7.05 – Interest Coverage Ratio:

A.		Interest Expense	$

B.		EBITDA of the Company and its consolidated subsidiaries for period of last Fiscal Quarter and three immediately preceding Fiscal Quarters (“Subject Period”):

	1.	Net Income for Subject Period:	$

	2.	Interest Expense for Subject Period (A):	$

	3.	Federal and state taxes on or measured by income for Subject Period:	$

	4.	Depreciation and amortization expenses for Subject Period:	$

	5.	Costs, fees and expenses in connection with acquisitions, equity issuances and debt issuances that are otherwise not capitalized in an amount not to exceed $7,500,000 in aggregate	$

	6.	Gains or losses attributable to the sale of assets for Subject Period:	$

	7.	Items of income or loss in respect of equity of unconsolidated affiliates for Subject Period:	$

	8.	An amount of up to $42,500,000 paid as dividends in respect of vesting shares during for Subject Period:	$

	9.	Items of income or loss in respect of

		minority interests in consolidated subsidiaries for Subject Period:	$

	10.	Other non-cash items (including non-cash Compensation and impairment charges) for Subject Period:	$

	11.	EBITDA (Lines I.B.1 + I.B.2 + I.B.3 + I.B.4 + I.B.5 + I.B.6 + I.B.7 + I.B.8 + I.B.9 + I.B.10):	$

C.		Interest Coverage Ratio (Line I.B.11 / Line I.A):		to 1

		Minimum permitted ratio:		3.50 to 1

II.	Section 7.06 – Ratio of Consolidated Funded Debt to EBITDA

A.		Consolidated Funded Debt:

	1.	Indebtedness:	$

	2.	Deferred Purchase Price Obligations (not greater than $50,000,000):	$

	3.	Consolidated Funded Debt (Lines II.A.1 - II.A.2):	$

B.		Ratio of Consolidated Funded Debt to EBITDA (Line II.A.3 / Line I.A.11):		to 1

		Maximum permitted ratio:		3.0 to 1

EXHIBIT C

FORM OF NOTE

$

FOR VALUE RECEIVED, SAIC, INC., a Delaware corporation (the “Company”), hereby promises to pay to                                          (the “Lender”) at its Lending Office the principal sum of $                      (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Company under the Agreement referred to below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Loans made by the Lender.

This promissory note is one of the Notes referred to in the Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among the Company, Science Applications International Corporation, as guarantor, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Agreement”) the terms defined therein being used herein as therein defined)

The Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

The Company, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Except as permitted by the Agreement, this Note may not be assigned by the Lender or the Company to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SAIC, INC.,
a Delaware corporation

By:

Name:
Title:

Schedule to Note

(1) Date	(2) Amount of Loan	(3) End of Interest Period	(4) Principal Amount	(5) Notation Made By

EXHIBIT E

LC REQUEST

Date:             ,

To:	Bank of America, N.A.,

as Issuing Bank

Citibank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among SAIC, Inc., a Delaware corporation (the “Company”), Science Applications International Corporation, a Delaware corporation, as guarantor, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined have the meaning as defined in the Agreement.

Pursuant to Section 2.11(b) of the Agreement, the Company desires [in case of requests to incorporate existing LC under Agreement — to incorporate as a Letter of Credit under the Agreement the outstanding letter of credit of the Issuing Bank, No.             , for the account of             , in the form attached hereto, effective as of][in all other cases — that the Issuing Bank issue, amend, renew or extend a Letter of Credit in accordance with the terms and conditions of the Agreement on]                      (the “Credit Date”) in an aggregate face amount of $                    .

Attached hereto for each such Letter of Credit are the following:

(a) the stated amount of such Letter of Credit;

(b) the currency of such Letter of Credit;

(c) the name and address of the account party;

(d) the name and address of the beneficiary;

(e) the expiration date;

(f) the Issuing Bank and reference number, if any, and;

(g) [in case of requests to incorporate existing LC under Agreement — a true and complete copy of such Letter of Credit as in effect on the

E-1

Credit Date][in all other cases — either (i) the verbatim text of such proposed Letter of Credit, (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit, or (iii) a description of the requested amendment.]

The Company hereby certifies that:

(i) the requirements of Section 2.11(b) of the Agreement are satisfied and will be satisfied after giving effect to this LC Request;

(ii) the representations and warranties made by the Company contained in Article V of the Agreement (other than the representations set forth in Section 5.05(b) and 5.09(b) thereof) shall be true and correct in all material respects on and as of such Credit Date with the same effect as if made on and as of such date, except where such representations and warranties expressly relate to an earlier date; and

(iii) no Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this LC Request.

SAIC, INC.,
a Delaware corporation

By:

Name:
Title:

[If incorporation of an existing LC under another agreement is request insert -

[ISSUING BANK]

By:

Name:
Title:]

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EXHIBIT F

NOTICE OF LETTER OF CREDIT WITHDRAWAL

Date:             ,

To:	Bank of America, N,A.,

as Issuing Bank

Citibank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among SAIC, Inc., a Delaware corporation (the “Company”), Science Applications International Corporation, a Delaware corporation, as guarantor, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined have the meaning as defined in the Agreement.

Pursuant to Section 2.11(m) of the Agreement, the Company and the Issuing Bank have agreed that the outstanding and undrawn Letter of Credit, No.                     , for the account of             , in the form attached hereto, shall as of              (the “Applicable Date”) if undrawn at such time cease to be a Letter of Credit for purposes of the Agreement in accordance with Section 2.11(m) and that the aggregate LC Exposure attributable to such Letter of Credit shall, after the Applicable Date, be zero.

SAIC, INC.,
a Delaware corporation

By:

Name:
Title:

F-1

[ISSUING BANK]

By:

Name:
Title:

F-2

EXHIBIT G

FORM OF NOTICE OF ASSIGNMENT AND ACCEPTANCE

            ,      20

TO:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among SAIC, Inc., a Delaware corporation (the “Company”), Science Applications International Corporation, a Delaware corporation, as guarantor, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Agreement” the terms defined therein being used herein as therein defined)

1. We hereby give you notice of [if approval is required pursuant to Section 11.05(b) of the Agreement insert — and request your consent to,] the assignment by (the “Assignor”) to (the “Assignee”) of             % of the right, title and interest of the Assignor in and to the Loan Documents, including without limitation the right, title and interest of the Assignor in and to the Commitment of the Assignor, and all outstanding Loans made by the Assignor. Before giving effect to such assignment:

(a)	the aggregate amount of the Assignor’s Commitment is $ ; and

(b)	the aggregate principal amount of its outstanding Loans is $ .

2. The Assignee hereby represents and warrants that it has complied with the requirements of Section 11.05 of the Agreement in connection with this assignment.

3. The Assignee agrees that [if approval is required pursuant to Section 11.05(b) of the Agreement insert —, upon receiving your consent to such assignment and from and after                         ,] the Assignee will be bound by the terms of the Loan Documents, with respect to the interest in the Loan Documents assigned to it as specified above, as fully and to the same extent as if the Assignee were the Lender originally holding such interest in the Loan Documents.

4. The following administrative details apply to the Assignee:

(a)	Eurocurrency Lending Office:

Assignee name:

Address:

Attention:
Telephone:	( )
Telecopier:	( )

Telex (Answerback):

(b)	Domestic Lending Office:

Assignee name:

Address:

Attention:
Telephone:	( )
Telecopier:	( )

Telex (Answerback):

(c)	Notice Address:

Assignee name:

Address:

Attention:
Telephone:	( )
Telecopier:	( )

Telex (Answerback):

(d)	Payment Instructions:

Account No.:
At:
Ref.:
Attention:

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[Name of Assignor]

By:

Name:
Title:

[Name of Assignee]

By:

Name:
Title:

We hereby consent to the foregoing assignment.

SAIC, INC., a Delaware corporation

By:

Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:

Name:
Title:

[NAME OF ISSUING BANK],
as Issuing Bank

By:

Name:
Title:

EXHIBIT H-1

FORM OF OPINION OF COUNSEL

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

The Company has all requisite power and corporate authority to enter into and perform the [Credit Agreement], to own its properties and to carry on its business as, to our knowledge, it is now conducted.

The [Credit Agreement] has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered on behalf of the Company.

Assuming that the [Credit Agreement] is a valid and binding obligation of the Company under the laws of the State of New York, enforceable against the Company in accordance with its terms, under the laws of the State of California, the [Credit Agreement] is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally, and (ii) to general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, regardless of whether such enforceability is considered in a proceeding in equity or at law.

No governmental consents, approvals authorizations, registrations, declarations or filings are required for the execution and delivery of the [Credit Agreement] on behalf of the Company, or the payment of the Company’s obligations under the [Credit Agreement].

Neither the execution and delivery of the [Credit Agreement] on behalf of the Company, nor the payment of the Company’s obligations under the [Credit Agreement] (i) violates any provision of the Certificate of Incorporation or Bylaws of the Company, or (ii) violates any law applicable to the Company.

I do not have knowledge of any action, suit or proceeding against the Company that is either pending or that has been threatened in writing other than those set forth in Attachment A to the opinion letter.

H-1-1

EXHIBIT H-2

FORM OF OPINION OF COUNSEL

The Foreign Borrower is a [corporation] duly [incorporated], validly existing and in good standing under the laws of [Country]. The Foreign Borrower is duly qualified to do business and is in good standing in the jurisdiction of its formation.

The Foreign Borrower has all requisite power and [corporate] authority to enter into and perform the [Credit Agreement], to own its properties and to carry on its business as, to our knowledge, it is now conducted.

The [Credit Agreement] has been duly authorized by all necessary corporate action on the part of the Foreign Borrower and has been duly executed and delivered on behalf of the Foreign Borrower.

The governing law provisions of the [Credit Agreement] (which provides that the [Credit Agreement] shall be governed by the laws of the State of New York) are valid under the laws of [Country].

Assuming that the [Credit Agreement] is a valid and binding obligation of the Foreign Borrower under the laws of the State of New York, enforceable against the Foreign Borrower in accordance with its terms, under the laws of the State of [Country], the [Credit Agreement] is a valid and binding obligation of the Foreign Borrower, enforceable against the Foreign Borrower in accordance with its terms, subject, as to enforcement (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally, and (ii) to general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, regardless of whether such enforceability is considered in a proceeding in equity or at law.

No governmental consents, approvals authorizations, registrations, declarations or filings are required for the execution and delivery of the [Credit Agreement] on behalf of the Foreign Borrower, or the payment of the Foreign Borrower’s obligations under the [Credit Agreement].

Neither the execution and delivery of the [Credit Agreement] on behalf of the Foreign Borrower, nor the payment of the Foreign Borrower’s obligations under the [Credit Agreement] (i) violates any provision of the [Certificate of Incorporation or Bylaws] of the Foreign Borrower, or (ii) violates any law applicable to the Foreign Borrower.

A judgment (a “US Judgment”) obtained by a Lender against the Foreign Borrower in an action taken in any federal or state court of the United States to enforce a payment obligation of the Foreign Borrower under the Credit Agreement or the Notes would be recognized and enforced by a [Country] court in a separate [Country] action

H-2-1

EXHIBIT H-2

without re-examination of the merits of the US Judgment [insert appropriate assumptions and qualifications].

All taxes, assessments and governmental charges and fees imposed by [Country] or any political subdivision or taxing authority thereof or therein, the payment of which is required in connection with the execution, delivery, performance, enforcement or recording of the [Credit Agreement], have been paid.

It is not necessary under the laws of [Country] (i) in order to enable the Administrative Agent, the Lenders or the Issuing Bank under the [Credit Agreement] to exercise their respective rights or remedies under the [Credit Agreement] or (ii) by reason only of the execution, delivery or performance of the [Credit Agreement], that any of them be licensed, qualified or entitled to carry on business in [Country]. The [Credit Agreement] is in proper legal form under the laws of [Country] for the enforcement thereof against the Foreign Borrower under the laws of [Country]; and to ensure the legality, validity, enforceability or admissibility in evidence of the [Credit Agreement] in the courts of [Country].

The express submission by the Foreign Borrower to the non-exclusive jurisdiction of the New York State and federal courts sitting in the Borough of Manhattan, would be regarded by a [Country] court as sufficient under [Country] law to grant personal jurisdiction over the Foreign Borrower to such court.

I do not have knowledge of any action, suit or proceeding against the Foreign Borrower that is either pending or that has been threatened in writing other than those set forth in Attachment A to the opinion letter.

H-2-2

EXHIBIT I

FORM OF NOTICE OF PARTICIPATION

To:	SAIC, Inc.

Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent and you (as extended, renewed, amended or restated from time to time, the “Agreement” the terms defined therein being used herein as therein defined).

We hereby give you notice of the grant of a participation (the “Participation”) in a portion of our Pro Rata Share to [            ] (the “Participant”).

We confirm that

(i) our obligations under the Agreement remain unchanged as a result of the Participation, (ii) we remain solely responsible to the other parties thereto for the performance of such obligations, (iii) the Participant is not a Lender thereunder for any purpose except as expressly provided herein, (iv) you, the Administrative Agent and the other Lenders may continue to deal solely and directly with us in connection with our rights and obligations under the Agreement, (v) the Participation does not restrict an increase in the Commitments or in our Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the Participant will not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date as to such Participant or any other date upon which any payment of money is due to the Participant, (B) reduce the rate of interest owing to the Participant, any fee or any other monetary amount owing to the Participant or (C) reduce the amount of any installment of principal owing to the Participant.

I-1

IN WITNESS WHEREOF, the undersigned has caused this Notice of Participation to be executed by its duly authorized officer or agent as of the date first above mentioned.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

I-2

EXHIBIT J

FOREIGN BORROWER JOINDER AGREEMENT

THIS FOREIGN BORROWER JOINDER AGREEMENT (this “Joinder Agreement”), dated as of                      is entered into between                     , a                      established under the laws of                      (the “Foreign Borrower”), SAIC, Inc. (the “Company”) and Citibank, N.A. in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011, among the Company, the Administrative Agent and the Lenders from time to time party thereto (as extended, renewed, amended and restated from time to time, the “Credit Agreement”) and Company Guaranty, dated as of             , 201    , between the Company and the Administrative Agent (as extended, renewed, amended and restated from time to time, the “Guaranty”). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Credit Agreement.

The Company has designated                      to become a “Foreign Borrower” pursuant to Section 2.1(d) of the Credit Agreement.

Accordingly, the Foreign Borrower hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Foreign Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it will be deemed to be a party to the Credit Agreement and a “Foreign Borrower” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Foreign Borrower thereunder as if it had executed the Credit Agreement and the other Loan Documents. The Foreign Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Documents applicable to a Foreign Borrower. The Foreign Borrower hereby agrees that, upon becoming a “Foreign Borrower” pursuant to the Credit Agreement, it will be severally liable for all Foreign Borrower Obligations in respect of any Loans made to it by the Lenders as set forth in the Credit Agreement.

2. The Foreign Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.

3. The Company confirms that, notwithstanding the joinder of the Foreign Borrower to the Loan Documents, all of its obligations under the Credit Agreement and the Guaranty Agreement are and shall continue to be in full force and effect. The Company further confirms that immediately upon the Foreign Borrower becoming a “Foreign Borrower” pursuant to the Credit Agreement the term “Foreign Borrower Obligations”, as used in the Loan Documents, shall include all obligations of such Foreign Borrower under the Credit Agreement and under each other Loan Document. The Company acknowledges and agrees that it has guaranteed all Obligations of such Foreign Borrower in accordance with the terms of the Guaranty.

4. The Foreign Borrower agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Joinder Agreement.

5. The Foreign Borrower is organized in a jurisdiction outside of the United States.

6. The address of the Foreign Borrower for purposes of Section 11.02 of the Credit Agreement shall be as follows

[Insert - Name of Foreign Borrower

Address:

Attention: ]

with a copy to the Company at the address set forth in Section 11.02 to the Credit Agreement.

7. The Foreign Borrower hereby agrees that service of process in respect of it upon the Company, together with written notice of such service given to it as provided in paragraph 6 hereof, shall be deemed to be effective service of process upon it in any action, suit or proceeding.

8. (a) If notified by any Lender that its Lending Office is or will be located in the United Kingdom, the Foreign Borrower agrees to compensate that Lender for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) and to execute any further documentation requested by any Lender to effectuate such additional compensation.

(b) If notified by any Lender that its Lending Office is or will be located in a Participating Member State, the Foreign Borrower agrees to compensate that Lender for the cost of compliance with the requirements of the European Central Bank and to execute any further documentation requested by any Lender to effectuate such additional compensation.

(c) Any further documentation to be executed pursuant to clauses (a) or (b) shall be substantially in the form of the Mandatory Cost Formulae produced by the Loan Market Association and dated as of June 2004.

(d) “Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

9. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document.

10. This Joinder Agreement shall become effective, and the Foreign Borrower shall become a “Foreign Borrower” pursuant to the Credit Agreement, upon due execution by the Administrative Agent of this Joinder Agreement and receipt by the Administrative Agent of counterparts hereof duly executed by the Foreign Borrower and the Company.

11. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE(S) FOLLOW(S)

IN WITNESS WHEREOF, the Foreign Borrower and the Company have caused this Joinder Agreement to be duly executed by their authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted and agreed to by its authorized officer, as of the day and year first above written.

[NAME OF FOREIGN BORROWER]
organized under the laws of

By:

Name:
Title:

SAIC, INC.,
A Delaware corporation

By:

Name:
Title:

Accepted and Agreed by:

CITIBANK, N.A., as Administrative Agent

By:

Name:
Title:

EXHIBIT K

GUARANTY OF

SAIC, INC.

GUARANTY, dated as of             , 20     (the “Guaranty”), by SAIC, Inc., a Delaware corporation (the “Company”), in favor of Citibank, N.A., as Administrative Agent under that certain Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) and the Lenders party thereto (collectively the “Guarantied Parties”).

1.	Defined Terms. Capitalized terms used in this Guaranty and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

2.	Guaranty. To induce the Lenders to execute and deliver the Credit Agreement and any Foreign Borrower Joinder Agreements and to make Foreign Currency Loans, and in consideration thereof, the Company hereby unconditionally and irrevocably guaranties, as primary obligor and joint and several co-debtor and not merely as a surety, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Borrower Obligations, and the Company further agrees to pay the expenses which may be paid or incurred by any Guarantied Party in collecting any or all of the Foreign Borrower Obligations and enforcing any rights under this Guaranty or under the Foreign Borrower Obligations in accordance with the Credit Agreement. This Guaranty shall remain in full force and effect until the Foreign Borrower Obligations (other than any contingent indemnity or expense reimbursement obligations) are paid in full and all Commitments are terminated.

3.	Waiver of Subrogation. Notwithstanding any payment or payments made by the Company (or any setoff or application of funds of the Company by any Guarantied Party) in respect of unpaid Foreign Borrower Obligations of any Foreign Borrower, the Company shall not be entitled to be subrogated to any of the rights of any Guarantied Party against such Foreign Borrower or any collateral security or guaranty or right to offset held by any Guarantied Party for the payment of such Foreign Borrower Obligations, nor shall the Company seek reimbursement from any such Foreign Borrower in respect of payments made by the Company hereunder, in each case until such time as (i) all Foreign Borrower Obligations (other than any contingent indemnity or expense reimbursement obligations) of such Foreign Borrower shall have been paid in full and (ii) no Default or Event of Default has occurred and is continuing.

4.

Modification of Foreign Borrower Obligations. The Company hereby consents that, without the necessity of any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of the Foreign Borrower Obligations made by any Guarantied Party may be rescinded by such Guarantied Party, and the Foreign Borrower Obligations continued, and the Foreign Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guarantied Party, and that the Credit Agreement, any Foreign Borrower Joinder Agreement, any Notes, and the other Loan Documents, including without limitation, any collateral security document or other guaranty or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Guarantied Parties may deem advisable from time to time, and, to the extent permitted by applicable law, any collateral security or guaranty or right of offset at any time held by any Guarantied Party, for the payment of the Foreign Borrower Obligations may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against the Company and without notice to or further assent by the Company which, to the fullest extent permitted by law, will remain bound hereunder notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. No Guarantied Party shall have any obligation to protect, secure, perfect or insure any collateral security document or property subject thereto at any time held as security for the Foreign Borrower Obligations. When making any demand hereunder against the Company, any Guarantied Party may, but shall be under no obligation to, make a similar demand on any other party or any other guarantor and any failure by any Guarantied Party to make such demand or to collect any payments from any Credit Party or any such other guarantor shall not, to the fullest extent permitted by law, relieve the Company of its obligations or liabilities hereunder, and shall, to the fullest extent permitted by law, not impair of affect the rights and remedies, express or implied, or as a matter of law, of any Guarantied Party, against the Company. For the purposes of this Section “demand” shall include the commencement and continuance of legal proceedings.

5.

Waiver of the Company. The Company waives the benefits of division and discussion and any and all notice of the creation, renewal, extension or accrual of the Foreign Borrower Obligations, and notice of proof of reliance by any Guarantied Party upon this Guaranty or acceptance of this Guaranty, and the Foreign Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted, continued or incurred in reliance upon this Guaranty, and all dealings between the Company and any Guarantied Party shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the relevant Foreign Borrower or the Company with respect to the relevant Foreign Borrower Obligations. This Guaranty shall, to the fullest extent permitted by law, be construed as continuing absolute and unconditional guaranty of payment without regard to the validity, regularity or enforceability of the Credit Agreement, any

Foreign Borrower Joinder Agreement, any Note, or any other Loan Document, including, without limitation, any collateral security or guaranty therefor or right to offset with respect thereto at any time or from time to time held by any Guarantied Party and without regard to any defense, setoff or counterclaim which may at any time be available to or may be asserted by any Credit Party against the Administrative Agent, any Issuing Bank or any Lender, or any other Person, or by any other circumstance whatsoever (with or without notice to or knowledge of any Credit Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party for any of its Foreign Borrower Obligations, or of the Company under this Guaranty in bankruptcy or in any other instance, and the obligations and liabilities of the Company hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent, any Issuing Bank, any Lender or any other Person at any time of any right or remedy against any Foreign Borrower or against any other Person which may be or become liable in respect of any Foreign Borrower Obligations or against any collateral security or guaranty therefor or right to offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Company and its successors and assigns thereof, and shall inure to the benefit of the Guarantied Parties and their successors, indorsees, tranferees and assigns, until the Foreign Borrower Obligations shall have been satisfied in full and the Commitments shall be terminated.

6.	Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Foreign Borrower Obligations is rescinded or must otherwise be restored or returned by any Guarantied Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Foreign Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, any Foreign Borrower or any substantial party of their respective property, or otherwise, all as though such payments had not been made.

7.	Representations and Warranties. The Company hereby represents and warrants that:

a) the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to execute, deliver and perform this Guaranty;

b) the execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action and do not contravene any provision of the Company’s certificate of incorporation or by-laws, as amended to date, or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Company or its assets;

c) all consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guaranty; and

d) this Guaranty constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.	Assignment. Neither the Company nor the Guarantied Party may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantied Party, as the case may be, provided, however, that each Lender may assign its rights, interests and obligations hereunder pursuant to Section 11.05 of the Credit Agreement.

9.	Notices. All notices or demands on the Company shall be deemed effective when received, shall be in writing and shall be delivered by hand or registered mail, or by facsimile transmission promptly confirmed by registered mail, addressed to the Company at:

Science Applications International Corporation

10260 Campus Point Drive

San Diego, CA 92121

Attention: Treasurer

or to such other address or fax number as the Company shall have notified the Guarantied Party in a written notice delivered to the Guarantied Party in accordance with the Participation Agreement.

10.	Continuing Guaranty. This Guaranty shall remain in full force and effect and shall be binding on the Company, its successors and assigns until all of the Foreign Borrower Obligations (other than any contingent indemnity or expense reimbursement obligations) have been satisfied in full.

11.	Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Company to the Guarantied Party as of the date first above written.